                                                                     Exhibit 2.1


                                                                  Execution Copy

================================================================================

                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                            dated as of May 17, 2007

                                      among

                       INVERNESS MEDICAL SWITZERLAND GMBH,

                  PROCTER & GAMBLE INTERNATIONAL OPERATIONS, SA

                                       and

                      SPD SWISS PRECISION DIAGNOSTICS GMBH

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 PURCHASE AND SALE..............................................     3
   Section 1.1    Purchase and Sale......................................     3
   Section 1.2    Purchased Assets.......................................     3
   Section 1.3    Excluded Assets........................................     5
   Section 1.4    Liabilities Not Assumed by PGIO........................     7
   Section 1.5    Purchase Price; Allocation of Purchase Price...........     7

ARTICLE 2 CLOSING........................................................     7
   Section 2.1    Closing................................................     7
   Section 2.2    Closing Deliveries.....................................     7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF IMS..........................     8
   Section 3.1    Organization and Existence.............................     8
   Section 3.2    Power and Authority; Binding Agreement.................     9
   Section 3.3    Noncontravention.......................................     9
   Section 3.4    Compliance with Laws...................................    10
   Section 3.5    Governmental Licenses..................................    10
   Section 3.6    Financial Statements...................................    11
   Section 3.7    Absence of Changes or Events...........................    12
   Section 3.8    Undisclosed Liabilities................................    12
   Section 3.9    Assets other than Real Property........................    12
   Section 3.10   [Reserved].............................................    12
   Section 3.11   Contracts..............................................    12
   Section 3.12   Intellectual Property..................................    14
   Section 3.13   Legal Proceedings......................................    18
   Section 3.14   Tax Matters............................................    18
   Section 3.15   Insurance..............................................    18
   Section 3.16   Benefit Plans..........................................    18
   Section 3.17   Employee and Labor Matters.............................    19
   Section 3.18   Environmental Matters..................................    20
   Section 3.19   Transactions with Affiliates...........................    21
   Section 3.20   Certain Business Practices.............................    21
   Section 3.21   Regulatory Compliance..................................    22
   Section 3.22   Product Liability Claims; Product Recalls..............    23
   Section 3.23   Product Registrations..................................    23
   Section 3.24   Brokers' Fees..........................................    24

ARTICLE 4 COVENANTS......................................................    24
   Section 4.1    Filings................................................    24
   Section 4.2    Access and Investigation...............................    24
   Section 4.3    Conduct of Business....................................    25
   Section 4.4    Commercially Reasonable Efforts........................    27

   Section 4.5    Public Announcements...................................    28
   Section 4.6    Enforcement............................................    28
   Section 4.7    Inventory..............................................    28
   Section 4.8    Transfer...............................................    28
   Section 4.9    Further Assurances.....................................    29
   Section 4.10   Accounts Receivable....................................    30
   Section 4.11   Expenses...............................................    30
   Section 4.12   Confidentiality........................................    30
   Section 4.13   [Reserved].............................................    31
   Section 4.14   Preparation for Transition.............................    31
   Section 4.15   Other Subsidiaries.....................................    31
   Section 4.16   Compliance with Contractual Obligations................    32
   Section 4.17   Reserved...............................................    32
   Section 4.18   Unipath Purchase.......................................    32
   Section 4.19   Transition Assets......................................    32
   Section 4.20   Disclosure Supplements.................................    34

ARTICLE 5 TAX MATTERS....................................................    34
   Section 5.1    Cooperation............................................    34
   Section 5.2    Apportioned Obligations................................    34
   Section 5.3    Transfer Taxes.........................................    34
   Section 5.4    Tax Payments...........................................    35

ARTICLE 6 CONDITIONS TO CLOSING..........................................    35
   Section 6.1    Conditions to Each Party's Obligations.................    35
   Section 6.2    Conditions to PGIO's Obligations.......................    36
   Section 6.3    Conditions to IMS's Obligations........................    38

ARTICLE 7 INDEMNIFICATION................................................    38
   Section 7.1    Indemnification of PGIO................................    38
   Section 7.2    Indemnification of IMS.................................    39
   Section 7.3    Indemnification Claims.................................    40
   Section 7.4    Survival...............................................    41
   Section 7.5    Sole and Exclusive Remedy..............................    42

ARTICLE 8 TERMINATION....................................................    42
   Section 8.1    Termination............................................    42
   Section 8.2    Effect of Termination..................................    43
   Section 8.3    Amendment..............................................    43
   Section 8.4    Extension; Waiver......................................    43

ARTICLE 9 GENERAL PROVISIONS.............................................    43
   Section 9.1    Notices................................................    43
   Section 9.2    Definitions............................................    45
   Section 9.3    Descriptive Headings; Certain Interpretations..........    52
   Section 9.4    Assignment.............................................    52
   Section 9.5    Specific Enforcement...................................    52

   Section 9.6    Entire Agreement.......................................    52
   Section 9.7    No Third-Party Beneficiaries...........................    52
   Section 9.8    Counterparts...........................................    53
   Section 9.9    Governing Law..........................................    53
   Section 9.10   Arbitration............................................    53
   Section 9.11   Severability...........................................    54
   Section 9.12   Nonassignable Contracts................................    54

                             INDEX OF DEFINED TERMS

--A--
Accounts Receivable.......................................................    30
Affiliate.................................................................    45
Agreement.................................................................     1
Apportioned Obligations...................................................    34
Arbitration Request.......................................................    53
--B--
Benefit Plans.............................................................    19
Bond Indenture............................................................    36
Business Contract.........................................................    45
Business Day..............................................................    45
Business Intellectual Property............................................    14
Business Purchased Intellectual Property..................................     4
Business Registered Intellectual Property.................................    45
--C--
CD Business...............................................................     1
CD Financial Statements...................................................    11
Claim Notice..............................................................    40
Closing...................................................................     7
Closing Date..............................................................     7
COBRA.....................................................................    19
Code......................................................................    45
Company...................................................................     1
Confidential Information..................................................    30
Constitutive Documents....................................................    45
Contingent Obligation.....................................................    46
Contract..................................................................    46
Contributed Asset.........................................................    46
Contributed CD Business...................................................     2
Contributed US CD Business................................................     2
Contribution Agreement....................................................     2
Control...................................................................    46
Controlled................................................................    46
--D--
Distribution Arrangements.................................................     2
--E--
Environmental Law.........................................................    46
Environmental Liability...................................................    46
Environmental Permits.....................................................    47
ERISA.....................................................................    19
Exchange Act..............................................................    10
Excluded Assets...........................................................     5
Excluded Businesses.......................................................     5
Excluded Contracts........................................................     6
Excluded Liabilities......................................................     7
--F--
FDA.......................................................................    10
FDCA......................................................................    22
Financial Investor........................................................    47
Finished Product Purchase Agreement.......................................     2
First Check Diagnostics Business..........................................    47
--G--
GAAP......................................................................    11
General Limitations.......................................................     9
Global Trademark Assignments..............................................    47
Governmental Entity.......................................................    47
Governmental Licenses.....................................................     3
Guarantee.................................................................     2
--H--
Hazardous Materials.......................................................    47
House Marks...............................................................     6
HSR Act...................................................................    10
--I--
IMA.......................................................................     1
IMA Audited Financial Statements..........................................    11
IMA Balance Sheet Date....................................................    11
IMA Facilities............................................................    47
IMA Financial Statements..................................................    11
IMA Indemnified Party.....................................................    39
IMA Indemnity Threshold...................................................    39
IMA License Agreements....................................................    47
IMA Services Agreement....................................................    47
IMA Transition Services Agreement.........................................    48
IMA Unaudited Financial Statements........................................    11
IMS.......................................................................     1
Indebtedness..............................................................    48
Indemnified Party.........................................................    48
Indemnifying Party........................................................    48
Intellectual Property.....................................................    48
Intellectual Property Rights..............................................    49
IP Liens..................................................................    14
IRS.......................................................................    19
--J--
Judgment..................................................................     9
--K--
Knowledge.................................................................    49
Kunz......................................................................     1

--L--
Labeling..................................................................    22
Lanter....................................................................     1
Law.......................................................................     9
Legal Proceedings.........................................................    14
License Agreements........................................................    49
Lien......................................................................     9
Losses....................................................................    49
--M--
Material Adverse Effect...................................................    49
Most Recent Balance Sheet.................................................    11
Most Recent Balance Sheet Date............................................    11
--N--
Nonassignable Contract....................................................    54
--O--
Option Agreement..........................................................    49
Ordinary Course of Business...............................................    12
Original Agreement........................................................     1
Outside Date..............................................................    42
--P--
Permitted IP Liens........................................................    49
Permitted Liens...........................................................    49
Person....................................................................    50
PGIO......................................................................     1
PGIO Contribution Agreement...............................................     2
PGIO Indemnified Party....................................................    38
PGIO License Agreements...................................................    50
PGIO Services Agreement...................................................    50
PGUS......................................................................     2
Post-Closing Tax Period...................................................    34
PRC.......................................................................     5
Pre-Closing Tax Periods...................................................    18
Product...................................................................    50
Product Agreement.........................................................    50
Product Registrations.....................................................    50
Purchased Assets..........................................................     3
Purchased CD Business.....................................................   1,2
--R--
Representatives...........................................................    50
Restructuring.............................................................     1
Retained Contracts........................................................    33
Retained Inventory........................................................     6
Returned Inventory........................................................    28
--S--
Sale......................................................................     3
Scheduled Contracts.......................................................    12
SEC.......................................................................    10
Share.....................................................................    50
Share Transfer Agreement..................................................     1
Shareholder Agreement.....................................................     1
Shareholders..............................................................    50
Strategic Investor........................................................    51
Subsequent Transfer Date..................................................     4
Subsidiary................................................................    51
--T--
Tax.......................................................................    51
Tax Return................................................................    51
Third Party Claim.........................................................    51
Trademarks................................................................    51
Transaction Agreements....................................................    51
Transfer Taxes............................................................    34
Transferred Employee......................................................    51
Transition Assets.........................................................     3
Transition Period.........................................................    32
--U--
UK Newco..................................................................     2
UK Newco Investment Agreement.............................................    52
Unipath...................................................................     2
Unipath Purchase Agreement................................................     2
US CD LLC.................................................................     2
US Contribution Agreement.................................................     2

          AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of May 17, 2007 (this "Agreement"), among Inverness Medical Switzerland GmbH, a Swiss company ("IMS"), Procter & Gamble International Operations, SA, a Swiss company ("PGIO") and SPD Swiss Precision Diagnostics GmbH, a Swiss company (the "Company")

                                  INTRODUCTION

          The Company was formed on December 19, 2006 by Dominique Kunz ("Kunz") and Marco Lanter ("Lanter"), each a resident of Switzerland, on behalf of IMS. In connection with the formation of the Company, each of Kunz and Lanter, on behalf of IMS, contributed CHF 10,000 to the Company and as consideration for such contribution received one quota (one Share of the Company, representing, immediately following such contribution, 50% of the outstanding Shares of the Company).

          Effective December 21, 2006, Kunz and IMS entered into a share transfer agreement, pursuant to which Kunz sold to IMS and IMS purchased from Kunz, one Share of the Company for a purchase price of CHF 10,000. Following the consummation of such sale and purchase, each of Lanter, on behalf of IMS, and IMS owned one quota (one Share of the Company, representing 50% of the outstanding Shares of the Company).

          On or prior to the date hereof, Lanter, on behalf of IMS, and PGIO entered into a Share Transfer Agreement (the "Share Transfer Agreement"), pursuant to which Lanter sold and PGIO purchased the Share of the Company owned by Lanter, on behalf of IMS, for a purchase price of CHF 10,000. Immediately following such sale and purchase, and effective upon the Closing, each of IMS and PGIO own 50% of the Company's outstanding Shares.

          On the Closing Date, PGIO, IMS and the Company will enter into a shareholder agreement in a form to be mutually agreed upon (the "Shareholder Agreement"), which shall establish the respective rights and obligations of PGIO and IMS with respect to the Company.

          IMS, Inverness Medical Innovations, Inc. ("IMA") and certain of their Affiliates are in the business of developing, manufacturing, marketing, selling and distributing human diagnostics and monitoring products for sale and distribution through over-the-counter channels, including retail outlets and emerging channels located in such retail outlets (the "CD Business").

          Prior to the Closing Date, IMA and certain of its Subsidiaries (including IMS) will restructure (the "Restructuring") their businesses.

          IMS, PGIO and the Company entered into an Asset Purchase Agreement, dated as of December 22, 2006 (the "Original Agreement"), to provide for the sale by IMS and the purchase by PGIO of certain assets of the CD Business, and the assumption by PGIO of certain liabilities of the CD Business, in each case, as set forth in the Original Agreement.

          IMS, PGIO and the Company desire to enter into this Agreement to amend and restate the Original Agreement and to provide for the sale by IMS and the purchase by PGIO on the Closing Date of certain assets of the CD Business (the "Purchased CD Business"), subject to the terms set forth in this Agreement (including with respect to the Excluded Assets and Excluded Liabilities). Simultaneously with the Closing hereunder, PGIO will contribute the Purchased CD Business to the Company pursuant to the PGIO Contribution Agreement (the "PGIO Contribution Agreement").

          On the Closing Date, IMA will execute a guarantee (the "Guarantee"), pursuant to which IMA guarantees all of IMS's obligations under this Agreement, the Contributed Note (as defined in the Contribution Agreement) and the Contribution Agreement, and all of IMS's and Unipath's respective obligations under the Unipath Purchase Agreement.

          Concurrently with the execution of this Agreement, (a) IMS is entering into an Amended and Restated Contribution Agreement (the "Contribution Agreement") with PGIO and the Company pursuant to which IMS will contribute to the Company (i) cash, (ii) a promissory note in an original principal amount of $22,326,000 and (ii) certain assets of the CD Business, and the Company will assume certain liabilities of the CD Business, in each case, on terms and conditions set forth in the Contribution Agreement (the "Contributed CD Business"). Such contributions will be consummated concurrently with the Closing hereunder; (b) SPD Development Company, Ltd. ("UK Newco"), and Unipath Limited ("Unipath") are entering into an Asset Purchase Agreement (the "Unipath Purchase Agreement"), pursuant to which Unipath will sell and UK Newco will purchase certain assets of the R&D Operations and the UK Call Center (each as defined in the Unipath Purchase Agreement), and UK Newco will assume certain liabilities of the R&D Operations and the UK Call Center, in each case, as set forth in the Unipath Purchase Agreement (the "Purchased UK Operations"); and (c) IMA, Procter & Gamble RHD, Inc., ("PGUS") and US CD LLC, a Delaware limited liability company ("US CD LLC"), are entering into a Contribution Agreement (the "US Contribution Agreement") whereby IMA will contribute to the US CD LLC certain assets of the US CD Business (as defined in the US Contribution Agreement), and the US Company will assume certain liabilities of the US CD Business, in each case, as set forth in the US Contribution Agreement (the "Contributed US CD Business").

          On the Closing Date, the Company and IMA and certain of its Subsidiaries will enter into a mutually agreeable finished product purchase agreement (the "Finished Product Purchase Agreement"), pursuant to which IMA and/or such Subsidiaries will manufacture and sell to the Company the products described therein.

          On and following the Closing Date, the Company and (a) certain Affiliates of PGIO and (b) IMA or certain Affiliates of IMA will enter into distribution and commissionaire arrangements pursuant to which such Affiliates of PGIO or IMA, as applicable, will distribute and act as sales agents for products of the Company (collectively, the "Distribution Arrangements").

          Capitalized terms shall have the meanings assigned to them in Section
9.2 or as otherwise provided in this Agreement.

          In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

          Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, PGIO agrees to purchase the Purchased Assets from IMS, and IMS agrees to sell the Purchased Assets to PGIO, at the Closing.

          Section 1.2 Purchased Assets. Except for the Excluded Assets as provided in Section 1.3 and without duplication of the Contributed CD Business, at the Closing and with effect as of the Closing Date (or such later date as provided under this Section 1.2), IMS shall, or shall cause its Affiliates to, assign, transfer, convey and deliver to PGIO, free and clear of all Liens except Permitted Liens (the "Sale"), and PGIO shall acquire from IMS, all of the right, title and interest of IMS in and to any and all of the assets, properties, rights and business of the Purchased CD Business of every kind, nature, type and description, real, personal and mixed, tangible and intangible, whether known or unknown, fixed or unfixed, or otherwise, whether or not specifically referred to in this Agreement and whether or not reflected on the books and records of IMS (collectively, the "Purchased Assets"), including the following:

          (i) all tangible assets, furniture, fixtures and property, if any, used by the Transferred Employees upon the hiring of such Transferred Employees;

          (ii) the Business Contracts (other than the Excluded Contracts) not included within the Transition Assets;

          (iii) the Business Contracts included within the Transition Assets, which shall be transferred to the Company on the applicable Subsequent Transfer Date;

          (iv) except for the Product Registrations, all licenses, registrations, notifications, franchises, qualifications, provider numbers, permits, approvals, clearances and authorizations issued by any Governmental Entity that relate to the Purchased CD Business or the Purchased Assets (collectively, the "Governmental Licenses"), in each case to the extent transferable or assignable and subject to IMA retaining such of the foregoing as are necessary for IMA and/or certain of its Subsidiaries to fulfill their respective obligations under the Finished Product Purchase Agreement, the IMA Transition Services Agreement, the Product Agreement, the Regulatory Transition Agreement or as a distributor under the Distribution Arrangements (the foregoing licenses, registrations, notifications, franchises, qualifications, provider numbers, permits, approvals, clearances and authorizations, all lists, documents, records, information and other assets and rights of IMS or any of its Affiliates, in each case excluding the Excluded Assets, necessary for IMA and/or its Subsidiaries to perform such obligations being referred to hereunder as the "Transition Assets"); provided that the Transition Assets shall be transferred to the Company, without the payment of additional consideration by the Company, upon the termination or expiration of the Finished Product Purchase Agreement, the applicable Transition Period (as defined in the IMA Transition Services Agreement) under the IMA Transition Services Agreement, the Regulatory Transition Agreement or the term of the applicable Distribution Agreement, as applicable (such applicable date, the "Subsequent Transfer Date"), in each case to the extent transferable or assignable;

          (v) all lists, documents, records, written information, computer files and other computer readable media concerning present customers, and to the extent reasonably available, past and potential customers, of goods or services arising from or used in the Purchased CD Business, excluding any of the foregoing included within the Transition Assets, which shall be transferred to the Company on the applicable Subsequent Transfer Date;

          (vi) all lists, documents, records, written information, computer files and other computer readable media concerning present suppliers and vendors of goods or services, and to the extent reasonably available, past and potential suppliers and vendors, arising from or used in the Purchased CD Business, excluding any such lists, records, written information, computer files and other media included within the Transition Assets, which shall be transferred to the Company on the applicable Subsequent Transfer Date;

          (vii) all product records, product data, correspondence with and to customers of the CD Business, production records, contract files, technical, accounting, and procedural manuals, studies, reports or summaries relating to the general condition of the Purchased Assets, and any confidential information which has been reduced to writing or electronic form, to the extent that any of the foregoing relate to or arose from the Purchased CD Business, which shall be transferred to the Company on the applicable Subsequent Transfer Date;

          (viii) all rights under express or implied warranties from the suppliers and vendors relating to or arising out of the operation of the Purchased CD Business, except for such rights arising out of or relating to the manufacturing of any product of the CD Business;

          (ix) to the extent related to an Assumed Liability, all claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of any kind and nature;

          (x) all currently outstanding unfilled purchase orders and proposals (or portions thereof) received for the purchase of inventory of the Purchased CD Business following the termination of the Transition Period;

          (xi) all (A) Intellectual Property owned by IMS or any of its Affiliates that are exclusively used in the CD Business, including those Trademarks of which IMS is the registered owner as set forth on Section 3.12(a) of the Disclosure Schedule, and (B) Trademarks (other than House Marks) owned by IMS or IMA or any of their respective Subsidiaries that are not presently exclusively used by the CD Business or any other business of IMS or such Affiliate but that were exclusively used by the CD Business in the past, in each case including the Business Registered Intellectual Property (the "Business Purchased Intellectual Property");

          (xii) to the extent assignable, all rights under any non-disclosure agreements, non-solicitation agreements and non-competition agreements entered into with any parties, to the extent that any of the foregoing relates to or arose from the Purchased CD Business;

          (xiii) all rights and claims, including refunds, to the extent that such rights and claims relate to or arose from the Purchased CD Business;

          (xiv) all insurance policies (to the extent separable and assignable) with respect to the CD Business, and rights, benefits, claims and proceeds thereunder arising from or relating to the Assumed Liabilities;

          (xv) other than Retained Inventory, all other tangible assets or movable property used in connection with the Purchased CD Business, if any; and

          (xvi) all goodwill relating to the foregoing.

          Section 1.3 Excluded Assets. Notwithstanding the provisions of Section 1.2, the parties hereto acknowledge and agree that the following are not included among either the Purchased Assets or the Contributed Assets (as defined in the Contribution Agreement) and are excluded from the Sale (collectively, the "Excluded Assets"):

          (i) the assets, properties, Contracts and rights of IMS and its Affiliates in the Excluded Fields (which shall include, for the avoidance of doubt, the tangible assets and real property located at Stirling, Scotland) and the Intellectual Property of IMS and its Affiliates in the Excluded Fields;

          (ii) (A) Intellectual Property owned by third parties and licensed to IMS or one or more of its Affiliates for use in the CD Business and which are listed in Section 1.3(ii) of the Disclosure Schedule, (B) Intellectual Property, other than Trademarks, not used exclusively in the CD Business, and (C) Trademarks that have never been at any time exclusively used in the CD Business (other than Trademarks that have been held for use in the CD Business but have never been used by any business);

          (iii) the assets, properties, Contracts and rights of IMS and its Affiliates (including vendor and supplier contracts, information, files and data) used in the manufacturing of the products of the CD Business, including all tangible assets, properties, and contracts of IMS' or its Affiliates' manufacturing facilities located in Bedford, England, Hangzhou, People's Republic of China ("PRC") and Shanghai, PRC, excluding any product specifications, product registrations or similar assets, used in the conduct of the CD Business;

          (iv) the assets, properties, Contracts and rights arising from or used in IMA's and its Subsidiaries' professional diagnostics and nutritional supplement businesses (collectively, the "Excluded Businesses");

          (v) all accounts receivable, and notes receivable (if any), of any nature arising from the Purchased CD Business existing on the Closing Date;

          (vi) all prepaid expenses and other deposits related to the Purchased CD Business;

          (vii) the Contracts arising from the CD Business set forth on Section 1.3(vii) of the Disclosure Schedule (the "Excluded Contracts");

          (viii) the Trademarks or trade names "Inverness," and any variants thereof that include "Inverness," internet domain names that include "Inverness," and the Inverness "little man" logo (collectively, the "House Marks");

          (ix) real property, buildings, structures and improvements thereon, whether owned or leased by IMS or its Affiliates, and all fixtures and fittings attached thereto, including all manufacturing, distribution and administration facilities of IMS and its Affiliates;

          (x) rights to refunds of Taxes paid by or on behalf of IMS or any of its Affiliates (other than those paid by the Company);

          (xi) except as provided in Section 1.2(xiv), insurance policies and rights and benefits and claims thereunder;

          (xii) tangible assets, properties, Contracts and Intellectual Property of IMA or its Subsidiaries (including animals and cell lines) used in the manufacturing, production and storage of reagents and other biological materials used in the CD Business;

          (xiii) all inventory, including all raw materials, work-in-process, supplies and finished goods, including goods in transit, as sold, used or held for use as part of the CD Business, wherever located (the "Retained Inventory");

          (xiv) all currently outstanding unfilled purchase orders and proposals (or portions thereof) received for the purchase of inventory of the Purchased CD Business during the period prior to the termination of the Transition Period;

          (xv) the services of any employees of IMA or its Subsidiaries (except for Transferred Employees upon hiring of such Transferred Employees by the Company or a Subsidiary of the Company) or assets of any employee benefit plan, arrangement, or program maintained or contributed to by IMA or any of its Subsidiaries with respect to any employees other than Transferred Employees (upon the hiring of such Transferred Employees by the Company or a Subsidiary of the Company);

          (xvi) the assets, properties, Contracts and rights arising from or used in the Purchased UK Operations, the Contributed US CD Business and the First Check Diagnostics Business; and

          (xvii) any other assets, tangible or intangible, wherever situated, not included in the Purchased Assets, including those used in the Excluded Businesses;

provided that IMS and its Affiliates, upon reasonable request and to the extent IMS or any of its Affiliates has the right to so provide, will provide the Company reasonable access during normal business hours to the Excluded Assets that, prior to the Closing Date, were used in the CD Business and are not being transferred pursuant to this Agreement or the Contribution Agreement, for the Company's use to facilitate its manufacturing, research and development and marketing, sales and distribution activities; provided, further, that with respect to access to the Bedford, England, Hangzhou, PRC or Shanghai, PRC manufacturing facilities, the terms of the Finished Product Purchase Agreement shall control and this provision shall not expand the rights set forth therein.

          Section 1.4 Liabilities Not Assumed by PGIO. Notwithstanding anything to the contrary in this Agreement, PGIO shall not assume, or in any way be liable or responsible for any, and IMS and its Affiliates shall pay, perform and discharge all, obligations and liabilities of them, direct or indirect, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (collectively, the "Excluded Liabilities") and IMS shall hold PGIO harmless with respect to the Excluded Liabilities.

          Section 1.5 Purchase Price; Allocation of Purchase Price. (a) In consideration of the Sale of the Purchased Assets, on the Closing Date, IMS shall receive $282,849,900 in cash.

          (b) As soon as practicable after the Closing, PGIO shall deliver to IMS a allocation statement, allocating such purchase price among the Purchased Assets in accordance with Section 1060 of the Code. If within 10 days after the delivery of such allocation statement, IMS notifies PGIO in writing that IMS objects to the allocation set forth in such allocation statement, PGIO and IMS shall use commercially reasonably efforts to resolve such dispute within 20 days. In the event that PGIO and IMS are unable to resolve such dispute within 20 days, PGIO and IMS shall jointly retain a nationally recognized accounting firm to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on such allocation statement shall be adjusted to reflect such resolution.

                                    ARTICLE 2
                                     CLOSING

          Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, NW, Washington, DC, at 10:00 a.m. on the date as soon as practicable, and in any event not later than two Business Days, following satisfaction of all conditions and taking of all other actions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 6 (or, to the extent permitted by Law, waived by the parties hereto entitled to the benefits thereof), or on such other date, and at such other time or place, as PGIO and IMA may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

          Section 2.2 Closing Deliveries. (a) At the Closing, PGIO shall deliver or cause to be delivered to IMS cash in an amount equal to $282,849,900.

          (b) At the Closing, IMS shall deliver or cause to be delivered to
PGIO:

          (i) an instrument of sale, assignment or contribution in a form reasonably satisfactory to PGIO transferring to PGIO all of IMS and its Affiliates' right, title and interest in and to the Purchased Assets, executed by IMS;

          (ii) such other bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment (in a form reasonably satisfactory to PGIO) as shall be required by Law or necessary in the reasonable judgment of PGIO to transfer, convey and assign the Purchased Assets to PGIO, executed by IMS;

          (iii) the Guarantee, in a form reasonably acceptable to PGIO, under which IMA guarantees all of the obligations of IMS hereunder, under the Contributed Note and under the Contribution Agreement, and all of IMS's and Unipath's respective obligations under the Unipath Purchase Agreement, executed by IMA; and

          (iv) the Share Transfer Agreement, executed by Lanter.

          (c) At the Closing, PGIO shall deliver or cause to be delivered to the
Company:

          (i) the PGIO Contribution Agreement, executed by PGIO;

          (ii) such bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment, in each case in substantially the same form as those delivered pursuant to Section 2.2(b) but substituting (x) the Company for PGIO and (y) PGIO for IMS and with such other conforming changes as PGIO and IMS shall mutually agree, executed by PGIO; and

          (iii) the Share Transfer Agreement, executed by PGIO.

          (d) At the Closing, the Company shall deliver or cause to be delivered to PGIO the PGIO Contribution Agreement, executed by the Company.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF IMS

          IMS represents and warrants to the Company and PGIO as follows, as of December 22, 2006 and as of the Closing:

          Section 3.1 Organization and Existence. Each of IMS and the Company is duly organized and validly existing under the Laws of Switzerland, has all requisite power and authority to carry on the CD Business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the CD Business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. Other than wholly-owned Subsidiaries, IMA has no

Subsidiaries or Affiliates that conduct the CD Business or own Contributed Assets other than Inverness Medical (Shanghai), Co., Ltd.

          Section 3.2 Power and Authority; Binding Agreement. Each of IMS and the Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and has, or on the Closing Date will have, the requisite power and authority to enter into each of the Transaction Agreements to which it is a party and to perform its obligations thereunder. This Agreement is a valid and binding obligation of each of IMS and the Company, enforceable against each of them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of Law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (the "General Limitations"). When executed, each other Transaction Agreement to which either of IMS or the Company is a party will be the valid and binding obligation of each of IMS and the Company enforceable against each of them in accordance with its terms, except as the same may be limited by the General Limitations. Except as set forth in Section 3.2 of the Disclosure Schedule, no other act, approval or proceedings on the part of IMS or the Company is, or will be, required to authorize the execution and delivery of this Agreement and the other Transaction Agreements to which either of them is a party or the consummation of the transactions contemplated hereby and thereby.

          Section 3.3 Noncontravention. (a) Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery by IMS or the Company of this Agreement and the other Transaction Agreements to which either of them is a party, and the consummation of the transactions contemplated hereby and thereby and the compliance by either of them with the provisions hereof and thereof do not and will not result in the creation of any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law (a "Lien"), in or upon any of the properties or assets of IMS or its Affiliates that are material to the conduct of the CD Business. Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery by IMS or the Company of this Agreement and the other Transaction Agreements to which either of them is a party, and the consummation of the transactions contemplated hereby and thereby and the compliance by either of them with the provisions hereof and thereof do not and will not (i) conflict with or result in any violation or default (with or without notice or lapse of time or both) under, (ii) give rise to a right of, or result in, termination or cancellation of, or acceleration of any obligation under, (iii) result in a loss of a material benefit under, or (iv) give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the Constitutive Documents of IMS or the Company,
(B) any material Business Contract to which IMS or any of its Affiliates or the Company is a party or is bound by, or any Purchased Assets are bound by or subject, or under which IMS or any of its Affiliates or the Company has material rights or benefits or (C) subject to the governmental filings and other matters referred to in Section 3.3(b), any constitution, act, statute, law (including common law), ordinance, treaty, rule or regulation of any Governmental Entity (a "Law") or any judgment, order or decree (a "Judgment"), in each case applicable to IMS or any of its Affiliates or the Contributed Assets or the Purchased Assets, or the Company.

          (b) No consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to IMS or the Company in connection with the execution and delivery of this Agreement, the other Transaction Agreements to which either of them is a party, the consummation of the transactions contemplated hereby or thereby or the compliance by IMS or the Company with the provisions hereof and thereof, except (i) for filings required under, and compliance with other applicable requirements of, the Hart Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and any similar competition filing with any Governmental Entity, if applicable to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby;
(ii) the filing with the Securities and Exchange Commission (the "SEC")of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby;
(iii) filings with, and notices and submissions to, the United States Food and Drug Administration (the "FDA"); (iv) such filings as may be required to transfer the ownership of Intellectual Property Rights; and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of IMS or the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

          Section 3.4 Compliance with Laws. Except as set forth in Section 3.4 of the Disclosure Schedule, IMS and its Affiliates are in compliance in all material respects with all applicable Laws and Judgments. Except as set forth in
Section 3.4 of the Disclosure Schedule, since January 1, 2004 neither IMS nor any of its Affiliates has received a written notice from a Governmental Entity alleging a possible violation by it of any applicable Law or Judgment applicable to the CD Business. Notwithstanding the foregoing, this Section 3.4 shall not constitute a representation or warranty as to intellectual property, tax, employee benefit plan, environmental or the specific regulatory matters covered in Sections 3.21, 3.22 and 3.23 which are limited to those representations and warranties set forth in Sections 3.12, 3.14, 3.16, 3.17, 3.18, 3.21, 3.22 and
3.23, respectively.

          Section 3.5 Governmental Licenses. IMS and its Affiliates validly hold and have in full force and effect all Governmental Licenses that are material to the conduct of the CD Business, and neither IMS nor any of its Affiliates is in violation (other than an immaterial violation) of, or default (with or without notice or lapse of time or both) (other than an immaterial default) under, or event giving to any other Person any right of termination, amendment or cancellation of, any Governmental License material to the conduct of the CD Business. Each of IMS and its Affiliates is in compliance in all material respects with the terms and conditions of all Governmental Licenses issued to or held by it that are material to the CD Business, and such Governmental Licenses will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Agreements to which either of them is a party or the consummation of the transactions contemplated hereby and thereby. No proceeding is pending or, to the Knowledge of IMS or IMA, threatened seeking the revocation or limitation of any Governmental License that is material to the conduct of the CD Business.
Section 3.5 of the Disclosure Schedule lists each Governmental License held by IMS or its Subsidiaries that is material to the conduct of the CD Business, except for any licenses related to, or necessary for, the manufacture or storage of the products of the CD Business. Except as set forth therein, all of the Governmental Licenses listed in Section 3.5 of the Disclosure Schedule are held in the name of IMS or its Affiliates, and none are held in the name of any current or former director, officer, employee, independent contractor or consultant of IMS or its Affiliates or agents or otherwise on behalf of IMS or its Affiliates. Except for those Governmental Licenses retained by IMS pursuant to Section 1.2(vi) of the Contribution Agreement in order to perform the obligations under the Finished Product Purchase Agreement or as set forth in
Section 3.5 of the Disclosure Schedule, all Governmental Licenses that are material to the conduct of the CD Business are transferable to the Company. Notwithstanding the foregoing, this Section 3.5 shall not constitute a representation or warranty as to the specific regulatory matters covered in Sections 3.21 and 3.23.

          Section 3.6 Financial Statements. (a) Section 3.6(a) of the Disclosure Schedule refers to the audited consolidated balance sheets of IMA as of December 31, 2005 (the "IMA Balance Sheet Date"), and December 31, 2004 and audited statements of income and cash flows of IMA for each of the fiscal years ending on such dates, together with any notes thereto and accountant's reports thereon (collectively, the "IMA Audited Financial Statements"), and the unaudited consolidated balance sheet of IMA as of September 30, 2006 and the unaudited statement of income of IMA for the period ending on such date (collectively, the "IMA Unaudited Financial Statements" and together with the IMA Audited Financial Statements, the "IMA Financial Statements"). Except as disclosed in Section 3.6(a) of the Disclosure Schedule, the IMA Financial Statements fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of IMA for the periods and as of the dates referred to in the IMA Financial Statements, all in accordance with United States generally accepted accounting principles, consistently applied ("GAAP") (except, in the case of the IMA Unaudited Financial Statements, for the absence of footnotes and normal year-end adjustments that are not material individually or in the aggregate). The IMA Financial Statements are consistent in all material respects with the books and records of IMA, subject, in the case of the IMA Unaudited Financial Statements, to normal year-end adjustments that are not material individually or in the aggregate.

          (b) Section 3.6(b) of the Disclosure Schedule sets forth the unaudited pro forma balance sheet (the "Most Recent Balance Sheet") of CD Business as of September 30, 2006 (the "Most Recent Balance Sheet Date"), and the unaudited pro forma statements of revenues and direct expenses of the CD Business for the period then ended (the financial statements collectively, the "CD Financial Statements"). Except as set forth in Section 3.6(b) of the Disclosure Schedule, the CD Financial Statements (i) are consistent with the books and records of IMS and IMA, (ii) have been prepared in accordance with GAAP and (iii) present fairly the pro forma financial condition, results of operations of the CD Business as of the respective dates thereof and for the periods referred to therein, subject to normal year-end adjustments that are not material individually or in the aggregate.

          (c) IMA maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

          Section 3.7 Absence of Changes or Events. Since the IMA Balance Sheet Date, (a) except as set forth in Section 3.7 of the Disclosure Schedule, the CD Business has been conducted only in the ordinary course of business consistent with past practice (the "Ordinary Course of Business"), (b) there has occurred no Material Adverse Effect, and (c) other than as set forth in Section 3.7 of the Disclosure Schedule, none of IMA and its Subsidiaries has taken any actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.3(a), (b) and (c).

          Section 3.8 Undisclosed Liabilities. Except with respect to their respective obligations under this Agreement, the Contribution Agreement, the other Transaction Agreements and the Contributed Note, neither IMS nor IMA has liabilities or obligations relating to the CD Business (in each case whether known, absolute, contingent, accrued or otherwise), except for such liabilities and obligations (a) to the extent shown on the Most Recent Balance Sheet, (b) incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date, (c) under the Business Contracts, other than liabilities and obligations due to any material breaches or non-performance thereunder, or (d) listed in
Section 3.8 of the Disclosure Schedule.

          Section 3.9 Assets other than Real Property. Except as set forth in
Section 3.9 of the Disclosure Schedule, (a) each of IMS and IMA owns outright and has good and marketable title to all of the tangible Purchased Assets free and clear of all Liens; (b) other than the Excluded Assets and together with the assets contributed by IMA to the Company pursuant to the Contribution Agreement, the Company's rights under the IMA License Agreements, the Finished Product Purchase Agreement, the Distribution Arrangements and the IMA Transition Services Agreement, the Purchased Assets constitute all of the assets, properties, permits, rights, agreements and other Contract rights and interests that are necessary to enable the Company after the Closing to operate the CD Business in a manner consistent with the manner in which the CD Business is currently being operated; (c) the Sale will vest good and marketable title in and to the tangible Purchased Assets in PGIO free and clear of all Liens except for Permitted Liens; and (d) the consummation of the transactions contemplated by the PGIO Contribution Agreement will vest good and marketable title in and to the tangible Purchased Assets in the Company free and clear of all Liens except for Permitted Liens. To the Knowledge of IMS or IMA, the tangible Contributed Assets are in good operating condition and repair and none of such tangible assets that are material to the conduct of the CD Business is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

          Section 3.10 [Reserved].

          Section 3.11 Contracts. (a) Section 3.11(a) of the Disclosure Schedule sets forth a true, accurate and complete list of each Business Contract (collectively, "Scheduled Contracts") to which IMA, IMS or any of their respective Subsidiaries is a party that (x) is material to the CD Business; (y) provides for aggregate annual payments, or has a value in excess, of fifty thousand dollars ($50,000); or (z) falls within one or more of the following categories:

          (i) Contracts under which IMA, IMS or any of their respective Subsidiaries own, have under license, have a right to acquire (by option or otherwise), have a right to use or exercise (including any covenant not to sue or other similar right of forbearance), or otherwise Control, or have any other right or interest in or to any Intellectual Property that is necessary to the conduct of the CD Business as currently conducted;

          (ii) Contracts with any labor union or similar representative covering any Transferred Employee;

          (iii) Contracts under which products of the CD Business are manufactured or distributed by IMA, IMS or any of their respective Subsidiaries, including any distribution agreements, wholesalers, manufacturing and supply agreements and Contracts with managed care organizations or Governmental Entities; and

          (iv) Contracts limiting or restraining IMA, IMS or any of their respective Subsidiaries in any material respect from engaging or competing in any business of the CD Business with any Person or from purchasing any products, services or inventory from any third parties.

Notwithstanding the foregoing, neither IMA nor IMS shall be required to set forth on the aforementioned Section 3.11(a) of the Disclosure Schedule any Contract relating to IMA's and certain of its Subsidiaries' manufacturing of products of the CD Business, including Contracts to purchase raw materials, components or supplies, Contracts to supply or procure reagents or other biological components and Contracts with subcontractors, suppliers or service providers used in the conduct of such manufacturing activity.

          (b) Except as indicated in Section 3.11(b) of the Disclosure Schedule, IMA has delivered or made available to PGIO complete and correct copies of all written Scheduled Contracts, including all amendments, modifications and material waivers relating thereto.

          (c) Each Scheduled Contract is in full force and effect in accordance with the terms thereof and constitutes a legal, valid and binding agreement of IMA, IMS or one or more of their respective Subsidiaries, as applicable, and is enforceable in accordance with its terms by IMA, IMS or such Subsidiaries, as applicable, against each counterparty thereto, except as the same may be limited by General Limitations. IMA, IMS and their respective Subsidiaries, as applicable, have performed in all material respects all of their obligations, and are not in default under, any Business Contract. To IMS's or IMA's Knowledge, except as indicated in Section 3.11(c) of the Disclosure Schedule, no other party to any Business Contract is in material breach of or default under such Business Contract.

          (d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, neither IMA nor IMS has any Knowledge that any party to any Scheduled Contract
(i) intends to either terminate or not renew such Scheduled Contract, or (ii) has or intends to submit to IMA, IMS or any of their respective Subsidiaries any claim of material breach by any such party with respect to the performance of its obligations under any such Scheduled Contract.

          (e) Section 3.11(e) of the Disclosure Schedule sets forth a true, accurate and complete list of the Scheduled Contracts for which third party consents are required to assign such Business Contracts to the Company. Subject to the receipt of the third party consents listed on Section 3.11(e) of the Disclosure Schedule and Closing, the Company will succeed to all rights, title and interests of IMA, IMS or their respective Subsidiaries under each such Contract without the necessity to obtain the consent of any other Person(s) to the assignment of such Contract.

          (f) None of the Business Contracts have been entered into by IMA, IMS or any of their respective Subsidiaries other than in its or their Ordinary Course of Business (other than agreements in settlement of any investigation, claim, action, suit, complaint, dispute, audit, demand, litigation or judicial, administrative or arbitration proceeding (collectively, "Legal Proceedings") listed on Section 3.13 of the Disclosure Schedule) and other than on an arm's length basis.

          (g) Except as set forth in Section 3.11(g) of the Disclosure Schedule, the Scheduled Contracts do not contain any provision that provides for automatic termination upon the occurrence of the transactions contemplated hereby or for the right of any party to any such Contract to terminate, accelerate or receive any payment or other more favorable terms and conditions upon occurrence of the transactions contemplated hereby.

          (h) Except as set forth in Section 3.11(h) of the Disclosure Schedule, there are no Persons holding a power of attorney on behalf of IMS, IMA or any of their respective Subsidiaries that would enable such Persons to sell, lease or otherwise encumber any Purchased Asset.

          Section 3.12 Intellectual Property. (a) Section 3.12(a) of the Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Business Registered Intellectual Property. "Business Intellectual Property" means (i) Business Contributed Intellectual Property (as defined in the Contribution Agreement), (ii) Business Purchased Intellectual Property and
(iii) all other Intellectual Property constituting Inverness Licensed IP and Inverness Licensed Trademarks (each as defined in the IMA License Agreements). Except to the extent indicated in Section 3.12(a) of the Disclosure Schedule, all Business Intellectual Property is either (x) owned by, or subject to an obligation of sole and exclusive assignment to, IMS or IMA or one of their respective Subsidiaries free and clear of all Liens or other exceptions to title that affect such Business Intellectual Property or restrict the use by IMS or IMA or any of their respective Subsidiaries of the Business Intellectual Property in any way or require IMS or IMA or any of their respective Subsidiaries to make any payment or give anything of value as a condition to its use in any way of such Business Intellectual Property (collectively, "IP Liens"), except in each case for Permitted IP Liens or (y) Controlled but not owned by IMS or IMA or one of their respective Subsidiaries pursuant to a license from, or a similar agreement with, a third party free and clear, to the Knowledge of IMS and IMA, of all IP Liens except for Permitted IP Liens. To the Knowledge of IMS or IMA, with respect to all Business Intellectual Property owned by IMS or IMA or one of their respective Subsidiaries that are United States patents or applications subject to a terminal disclaimer against another patent or application, each such patent or application has been and remains commonly owned with the patent or application it is terminally disclaimed against since the terminal disclaimer was filed with the United States Patent Office. Except to the extent indicated in Section 3.12(a) of the Disclosure Schedule, IMS or IMA or one of their respective Subsidiaries is (A) the sole owner of all Business Contributed

Intellectual Property and all Business Purchased Intellectual Property and (B) the sole owner or sole and exclusive licensee (as the case may be) of all Inverness Licensed IP and Inverness Licensed Trademarks. There are no actions pending or, to the Knowledge of IMS or IMA, threatened with regard to the ownership or Control by IMS or IMA or one of their respective Subsidiaries of any Business Intellectual Property. Except as specified in Section 3.12(a) of the Disclosure Schedule, each of IMS and IMA has the legal power to convey or license (as applicable) to the Company all of its or its Subsidiaries' right, title and interest that is being conveyed or licensed in and to the Business Intellectual Property. No Business Intellectual Property will terminate or cease to be valid Intellectual Property by reason of the execution and delivery of this Agreement by IMS and IMA, the performance of IMS and IMA of their obligations hereunder, or the consummation by IMS and IMA of the transactions contemplated hereby.

          (b) Except as disclosed in Section 3.12(b) of the Disclosure Schedule, to the Knowledge of IMS or IMA, there is no unauthorized use, infringement, misappropriation or violation of any of the Business Intellectual Property by any Person.

          (c) Except as disclosed in Section 3.12(c) of the Disclosure Schedule, there are no pending or, to the Knowledge of IMS or IMA, threatened written claims that the CD Business has infringed or is infringing any Intellectual Property of any Person. Except for any third-party Intellectual Property referred to in Section 3.12(c) of the Disclosure Schedule, to the Knowledge of IMS or IMA, there are no patents or patent applications of any third party that claim the same subject matter as a patent or patent application included in the Business Intellectual Property that could reasonably serve as the basis for an interference proceeding involving a patent or patent application included in the Business Intellectual Property.

          (d) (i) The patent applications owned by IMS or IMA or one of their respective Subsidiaries and included in the Business Intellectual Property and, to the Knowledge of IMS or IMA, the patent applications licensed by any third party to IMS or IMA or one of their respective Subsidiaries and included in the Business Intellectual Property, are pending and have not been abandoned, and have been and continue to be prosecuted. All patents, registered Trademarks and applications for Trademarks owned by IMS or IMA or one of their respective Subsidiaries and included in the Business Intellectual Property and, to the Knowledge of IMS or IMA, all patents, registered Trademarks and applications for Trademarks licensed by any third party to IMS or IMA or one of their respective Subsidiaries and included in the Business Intellectual Property, have been duly registered or filed with or issued by the appropriate Governmental Entity, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees timely paid to continue all such rights in effect. Except as set forth on Section 3.12(d)(i) of the Disclosure Schedule, none of the patents owned by IMS or IMA or one of their respective Subsidiaries and included in the Business Intellectual Property and, to the Knowledge of IMS or IMA, none of the patents licensed by any third party to IMS or IMA or one of their respective Subsidiaries and included in the Business Intellectual Property, have expired or been declared invalid, in whole or in part, by any Governmental Entity. Except as set forth in Section 3.12(d) of the Disclosure Schedule, there are no ongoing interferences, oppositions, reissues, or reexaminations or other proceedings that could result in a loss or limitation of a patent right or claim involving any of the patents or patent applications owned by IMS or IMA or one of their respective Subsidiaries and included in the Business Intellectual Property. To the Knowledge of IMS or IMA, there are no ongoing interferences, oppositions, reissues, or reexaminations or other proceedings that could result in a loss or limitation of a patent right or claim involving any of the patents or patent applications licensed by any third party to IMS or IMA or one of their respective Subsidiaries and included in the Business Intellectual Property.

          (ii) To the Knowledge of IMS or IMA, (A) the patents included in the Business Intellectual Property have not been declared invalid or unenforceable by any court, (B) there is no reason to believe that any patent included in the Business Intellectual Property and material to the CD Business would be declared invalid or unenforceable by a court, and (C) each of IMS and IMA has met its duty of candor as required under 37 C.F.R.
     1.56 and complied with analogous Laws outside the United States requiring disclosure of references. To the Knowledge of IMS or IMA, each of the patents and patent applications included in the Business Intellectual Property that were filed by IMS or IMA or one of their respective Subsidiaries properly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or such patent application is pending.

          (iii) Each inventor named on the patents and patent applications included in the Business Intellectual Property that were filed by IMS or IMA or one of their respective Subsidiaries, alone or together with any joint owners, has executed an agreement agreeing to assign or actually assigning his or her entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to IMS or IMA or such Subsidiary, alone or together with any joint owners as appropriate, except as indicated in Section 3.12(a) of the Disclosure Schedule. To the Knowledge of IMS or IMA, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to IMS or IMA or such Subsidiary.

          (e) Section 3.12(e) of the Disclosure Schedule sets forth a true, complete and accurate list of all Contracts with respect to any options, rights, licenses or interests of any kind relating to Business Intellectual Property that have been granted (i) by a third party to IMS or IMA or any of their respective Subsidiaries, or (ii) by IMS or IMA or any of their respective Subsidiaries to any other Person (in the case of either clauses (i) or (ii) above, other than agreements commonly generated in the Ordinary Course of Business (including software licenses for generally available software, employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements, clinical trial agreements and evaluation agreements) that individually and in the aggregate have not caused and would not reasonably be expected to cause a Material Adverse Effect). In addition, Section 3.12(e) of the Disclosure Schedule sets forth a true, complete and accurate list of all Contracts under which IMS or IMA or any of their respective Subsidiaries is obligated to make to, or receives from third parties payments (in any form, including royalties, license fees, milestones and other contingent payments) for use of any Business Intellectual Property. Other than as set forth on Section 3.12(e) of the Disclosure Schedule, no royalties, license fees or other payment obligations are owed to any Person in connection with the exercise of Intellectual Property Rights in the conduct of the CD Business after the Closing Date by IMS or IMA or any of their respective Subsidiaries under any Contract (other than Contracts relating to "off the shelf" commercially available software) to which any of them are a party. Each of IMS and IMA and their respective Subsidiaries is in compliance in all material respects with the terms of all

Contracts set forth on Section 3.12(e) of the Disclosure Schedule and, to the Knowledge of IMS or IMA, each of the licensees and licensors, as the case may be, is in compliance in all material respects with all such Contracts, and there are no material disputes or proceedings threatened or pending regarding the same.

          (f) The Business Intellectual Property constitutes all the Intellectual Property necessary and sufficient to conduct the CD Business as currently conducted; provided, that this Section 3.12(f) shall not constitute a non-infringement representation (which non-infringement representation is the subject of Section 3.12(g) below).

          (g) Except as disclosed in Section 3.12(g) of the Disclosure Schedule, to the Knowledge of IMS or IMA, the operation of the CD Business does not, and as a result of Closing will not, infringe on or violate the rights of any Person under any Intellectual Property.

          (h) Each of IMS and IMA and their respective Subsidiaries has taken reasonable steps to protect the confidentiality of the confidential information and trade secrets included in the Business Intellectual Property, including by entering into Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

          (i) Each of IMS and IMA uses reasonable procedures designed to ensure the recording and maintenance of all know-how that is included in the Business Intellectual Property and material to the conduct of the CD Business.

          (j) All former and current employees, consultants and contractors of IMS or IMA or any of their respective Subsidiaries (i) having access to the Business Intellectual Property have executed and delivered to IMS or IMA or the relevant Subsidiary an agreement regarding the protection of the confidential information included in the Business Intellectual Property and (to the extent required by any customer or business partner or IMS or IMA) confidential information of IMS's or IMA's customers or business partners made available to such employees, consultants or contractors and (ii) who were involved in, or who contributed to, the creation or development of any Business Intellectual Property have executed and delivered to IMS or IMA or the relevant Subsidiary an agreement regarding the assignment by such employees, consultants and contractors to IMS or IMA (or the relevant Subsidiary) of any and all Business Intellectual Property; and true and complete copies of all such agreements have been made available to PGIO. Each of IMS and IMA and their respective Subsidiaries has secured from all former and current employees, consultants and contractors who were involved in, or who contributed to, the creation or development of the subject matter of any patents that are included in Business Intellectual Property that is owned by IMS or IMA or the relevant Subsidiary, valid written assignments of the rights to such contributions that may be owned by such persons or that IMS or IMA or the relevant Subsidiary does not already own by other agreement or operation of Law, including obtaining valid written assignments from the inventors of any and all pending patent applications.

          (k) Under any and all Contracts under which a third party has granted IMA, IMS or any of their respective Subsidiaries any Intellectual Property Rights that are used in the CD Business and on which IMA, IMS or such Subsidiary relies to allow its Subsidiaries of which IMA, IMS or such Subsidiary owns 50% or more of the voting equity to exercise the Intellectual Property Rights thereunder, the Company shall have the right to exercise (subject to the terms and conditions in the Transaction Documents) such Intellectual Property Rights for so long as IMS owns 50% or more of the interest in the Company.

          Section 3.13 Legal Proceedings. Except as disclosed in Section 3.13 of the Disclosure Schedule, (a) neither IMS nor IMA is, or since January 1, 2004 has it been, a party to, or to its Knowledge threatened with, any material Legal Proceeding with respect to or in connection with the CD Business, (b) to the Knowledge of IMS or IMA, there are no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding with respect to or in connection with the CD Business and (c) there are no Judgments outstanding against IMS or IMA with respect to or in connection with the CD Business.

          Section 3.14 Tax Matters. Except as set forth in Section 3.14 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) All Tax Returns required to be filed by IMS or IMA, and any affiliated, combined, consolidated or unitary group of which IMS or IMA is or has been a member, have been timely filed, except where failure to file would not have a Material Adverse Effect.

          (b) Each of IMS and IMA has timely paid all Taxes which were required to have been paid on or prior to the date hereof, the nonpayment of which could result in a Lien on any Purchased Asset. Each of IMS and IMA has established, in accordance with GAAP, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the CD Business and are incurred or attributable to taxable periods (or portions thereof) prior to the Closing (the "Pre-Closing Tax Periods"), the nonpayment of which would result in a Lien on any Purchased Asset.

          (c) Each of IMS and IMA has withheld and paid all Taxes required by Law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including employee-related Taxes), except where failure to so withhold, pay or comply would not impose a liability or other obligation on the Company.

          Section 3.15 Insurance. IMS and IMA maintain, with respect to the CD Business, or under contractual arrangements is named as an additional insured in, policies or binders of fire, liability (including product liability), workers' compensation, vehicular and other insurance customarily maintained by Persons engaged in businesses similar to the CD Business. A true, correct and complete list of such policies insuring the CD Business is set forth in Section
3.15 of the Disclosure Schedule. Such policies and binders are in full force and effect.

          Section 3.16 Benefit Plans. (a) Section 3.16(a) of the Disclosure Schedule contains a list of all written plans, programs, or arrangements maintained by IMS or IMA or any of their respective Subsidiaries, in each case as and to the extent related to the CD Business, or providing benefits to employees of the CD Business, or under which IMS or IMA or any of their respective Subsidiaries, in each case as and to the extent related to the CD Business, or providing benefits to employees of the CD Business, has or may have any obligation to contribute, with respect to any employee of them, whether such plan, program or arrangement is formal or informal, written or unwritten, and whether or not such plan, program, or arrangement is an

"employee benefit plan" subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Benefit Plans"). The Company will not be responsible for any existing or future liability under any Benefit Plan.

          (b) Each of IMS and IMA has made available to or provided to PGIO true and complete copies of: (i) each Benefit Plan that is an "employee welfare benefit plan" under Section 3(1) of ERISA; (ii) each Benefit Plan that is an "employee pension benefit plan" under Section 3(2) of ERISA; (iii) the most recent annual report required to be filed, including Form 5500, for each Benefit Plan described under clauses (i) and (ii) of this Section 3.16(b); (iv) the current summary plan description and any material modifications thereto; and
(iv) the most recent determination or opinion letter received from the Internal Revenue Service (the "IRS") upon which IMS and IMA are entitled to rely with respect to a Benefit Plan described under clause (ii) of this Section 3.16(b) that is intended to be tax-qualified under Section 401(a) of the Code, or the application therefor, if such letter has not been issued by the IRS.

          (c) Except as set forth on Section 3.16(c) of the Disclosure Schedule, neither IMS nor IMA or any of their respective Subsidiaries, in each case as and to the extent related to the CD Business, or providing benefits to employees of the CD Business, has offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment by IMS or IMA, except to the extent required by the health care continuation (also known as "COBRA") provisions of ERISA and the Code or similar state benefit continuation Laws. Each Benefit Plan that is a group health plan, as such term is defined in
Section 5000(b)(1) of the Code, complies in all material respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.

          (d) The Company will not be responsible for any existing Contract between IMS or IMA and any business employee of them, including a Contract (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction in the nature of any of the transactions contemplated by this Agreement or any other Transaction Agreement,
(ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment.

          Section 3.17 Employee and Labor Matters. Except as set forth on
Section 3.17 of the Disclosure Schedule, there is not, and since January 1, 2004 there has not been, any labor strike, dispute, work stoppage, slowdown or lockout against IMS or IMA with respect to the CD Business and, except as set forth on Section 3.17 of the Disclosure Schedule, there is not any pending, or, to the Knowledge of IMS or IMA, threatened, labor strike, dispute, work stoppage, slowdown or lockout against IMS or IMA with respect to the CD Business. To the Knowledge of IMS or IMA, since January 1, 2004, no union organizational campaign or petition for certification is in progress with respect to personnel of the CD Business. Neither IMS nor IMA is a party to any collective bargaining or other similar labor Contracts with respect to any personnel of the CD Business. There are no pending, or, to the Knowledge of IMS or IMA, threatened, charges against IMS or IMA or any business personnel of them before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. Except as set forth on Section 3.17 of the

Disclosure Schedule, since January 1, 2004, neither IMS nor IMA has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of IMS or IMA with respect to the CD Business and, to the Knowledge of IMS or IMA, no such investigation is in progress. To the Knowledge of IMS or IMA, no activity of any executive officer or significant employee of the CD Business as or while an employee of the CD Business has caused a material violation of any such employee's employment Contract, confidentiality agreement, patent disclosure agreement or other similar Contract. The Restructuring will be effected in compliance in all material respects with all applicable employment Laws.

          Section 3.18 Environmental Matters. Except as disclosed in Section
3.18 of the Disclosure Schedule and except for such matters as would not cause a material Loss to the Company or PGIO:

          (a) The CD Business and IMA Facilities are and have for the past four years been in compliance in all material respects with all Environmental Laws and Environmental Permits. The CD Business and IMA Facilities have no material unbudgeted or unreserved environmental capital expenditure necessary to achieve or maintain compliance in all material respects with Environmental Laws and Environmental Permits. There are no unresolved or, to the Knowledge of IMS or IMA, threatened (whether orally or in writing) claims, demands, notices, suits, investigations, inquiries, proceedings or actions against IMS, IMA or the IMA Facilities, alleging non-compliance in any material respect with Environmental Law or Environmental Permits. To the Knowledge of IMS or IMA, there are no circumstances or conditions involving the CD Business or IMA Facilities or any real property currently owned, operated or leased by any of them that could reasonably be expected to result in any material Environmental Liability for which the Company or PGIO would be responsible.

          (b) No property constituting a Contributed Asset or a Purchased Asset (including soils, groundwater, surface water, buildings or other structures) currently owned, operated or leased by the CD Business and no IMA Facilities are contaminated with any Hazardous Material at levels or in amounts that violate or require investigation, monitoring or response actions pursuant to applicable Environmental Laws. Neither IMS or IMA nor any of their respective Subsidiaries is subject to any material Environmental Liability for Hazardous Material disposal or contamination on any third party property. Neither IMS or IMA nor any of their respective Subsidiaries has manufactured, generated, received, used, handled, processed, stored, treated, released, discharged, emitted, shipped or disposed of any Hazardous Material (whether or not on its own leased, owned or operated properties or properties owned leased or operated by others) except in material compliance with all Environmental Laws.

          (c) The CD Business and IMA Facilities have obtained and maintained in effect all Environmental Permits material to the conduct of their businesses and, where applicable, have filed timely applications for renewal or modification of Environmental Permits. No Environmental Permit material to the conduct of the CD Business or the operation of the IMA Facilities is subject to major modification, revision, rescission, public notice and comment or prior consent by any Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.

          (d) Neither the CD Business nor any of the IMA Facilities has received any notice from any Person or is aware of any condition, event or circumstance (including the release or threatened release of any Hazardous Material at any property currently or formerly owned, leased or used by IMS or IMA, any Affiliate, or any third party) that would reasonably be expected to result in a material Environmental Liability for which the Company or PGIO could be responsible.

          (e) Except for indemnifications under manufacturing, supply or similar agreements set forth in Section 3.18 of the Disclosure Schedule, neither IMS or IMA nor any of their respective Subsidiaries has assumed or retained by operation of Law or by Contract any Environmental Liability of any third-party for which the Company or PGIO could be responsible.

          (f) To the Knowledge of IMS and IMA, no Lien or "super lien" has been placed on any site owned or operated by the CD Business or IMA Facilities pursuant to the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980 or any similar Law.

          (g) This Section 3.18 constitutes the sole representations and warranties of IMS or IMA relating to environmental matters.

          Section 3.19 Transactions with Affiliates. Section 3.19 of the Disclosure Schedule describes any material transaction, since January 1, 2004, between IMS or IMA, on the one hand, and any of their Affiliates (other than wholly-owned Subsidiaries of IMS or IMA and the Inverness Medical (Shanghai), Co., Ltd.), on the other hand, with respect to the CD Business, other than any employment Contract, Contract with any employee pertaining to any Benefit Plan or equity incentive award, Contract not to compete with IMS or IMA, Contract to maintain the confidential information of IMS or IMA, or Contract assigning Intellectual Property Rights to IMS or IMA. Except as set forth in Section 3.19 of the Disclosure Schedule, no Affiliate of IMS or IMA (other than wholly-owned Subsidiaries of IMS or IMA and Inverness Medical (Shanghai), Co., Ltd.) (a) owns or has any interest in any property (real or personal, tangible or intangible), Intellectual Property Rights or Contract used or held for use in or pertaining to the CD Business; (b) to the Knowledge of IMS or IMA, has any claim or cause of action against IMS or IMA with respect to the CD Business; or (c) owes any money to, or is owed any money by, IMS or IMA with respect to the CD Business except, in each case, pursuant to any employment Contract, Benefit Plan or for reimbursement of business expenses in the Ordinary Course of Business. For the avoidance of doubt, the matters set forth in this Section 3.19 are neither intended to relate to, nor is any disclosure provided with respect to, intercompany arrangements, Contracts or understandings among IMA and its Subsidiaries or Inverness Medical (Shanghai), Co., Ltd.

          Section 3.20 Certain Business Practices. Neither IMS or IMA nor any of their directors, officers, agents or employees, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of

1977 or similar Laws in any other jurisdiction; or (c) made any payment in the nature of criminal bribery.

          Section 3.21 Regulatory Compliance. (a) Except as set forth in Section 3.21(a) of the Disclosure Schedule, each Product that is subject to the jurisdiction of the FDA or similar Governmental Entity, or subject to the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder (the "FDCA") or similar Laws in any foreign jurisdiction, is being formulated, developed, manufactured, packaged, tested, advertised, marketed, promoted, distributed and sold by IMS, IMA or one of their respective Subsidiaries in compliance in all material respects with all applicable requirements under the FDCA and similar Laws, including those relating to investigational use, good clinical practices, current good manufacturing practices, introduction of products into interstate commerce, record keeping, advertising and marketing, reporting of adverse events and filing of other reports. Except as set forth in Section 3.21(a) of the Disclosure Schedule, since January 1, 2004, neither IMS nor IMA nor any of their respective Subsidiaries has received any written notice from the FDA or any other Governmental Entity alleging any material violation of any Law by IMS or IMA or any of their respective Subsidiaries applicable to any Product. Except as set forth in Section 3.21(a) of the Disclosure Schedule, since January 1, 2004, neither IMS nor IMA nor any of their respective Subsidiaries has received any written notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters and any other documents received from or issued by the FDA or any similar Governmental Entity asserting non-compliance in any material respect with FDA regulatory requirements or other applicable Laws of any similar Governmental Entity by IMS or IMA or any of their respective Subsidiaries with respect to the CD Business or Persons otherwise performing services for the benefit of IMS or IMA or any of their respective Subsidiaries with respect to the CD Business, except for matters resolved prior to the date hereof. In addition, no Governmental Entity or other Person has commenced or, to the Knowledge of IMS or IMA, threatened to initiate any proceeding alleging any violations of any federal, state or local consumer protection Laws.

          (b) Section 3.21(b) of the Disclosure Schedule sets forth for each Product a true, correct and complete list of all pre-clinical and clinical studies and trials ongoing with respect to such Product as of the date hereof.

          (c) All packaging, instructions for use and physician and consumer product information required to accompany the distribution of each Product (hereafter "Labeling") complies in all material respects with all Laws and guidelines published and enforced by the FDA, including Section 502 (21 U.S.C.
Section 352) of the FDCA and 21 C.F.R. Section 801, or similar Laws in any foreign jurisdiction.

          (d) For each Product, all required post-approval regulatory reports and submissions, including those required by 21 C.F.R. Parts 803 and 806, or similar Laws in any foreign jurisdiction, have been timely submitted and all post-marketing obligations have been timely completed or fulfilled, except where such failure to so timely submit, complete or fulfill would not prohibit or delay the continued manufacture, sale and distribution of any Product currently manufactured, marketed, sold and distributed by the CD Business. Except as set forth on Section 3.21(d) of the Disclosure Schedule, there has not been any occurrence of any medical device report concerning any Products under 21 C.F.R. Part 803 that has not been resolved prior to the date hereof.

          (e) Except as set forth on Section 3.21(e) of the Disclosure Schedule, neither IMS or IMA or any of their respective Subsidiaries, nor, to their Knowledge, any officer, employee or agent of them, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither IMS or IMA nor, to their Knowledge, any officer, employee or agent of them, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C.
Section 335a(a) or any similar Law or authorized by 21 U.S.C. Section 335a(b) or any similar Law, nor has IMS or IMA (or any of their respective Subsidiaries) received written notice of any proposed disqualification, debarment or exclusion including exclusion under 42 U.S.C. Section 1320a-7 or any similar Law. Neither IMS or IMA or any of their respective Subsidiaries nor, to their Knowledge, any officer, employee or agent of them, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.

          Section 3.22 Product Liability Claims; Product Recalls. Except as set forth on Section 3.22 of the Disclosure Schedule, since January 1, 2004 neither IMS nor IMA has received any written notice from any Person regarding any actual, alleged, possible or potential claim by any Person or group of Persons, including any Governmental Entity, for money damages or any other form of relief, whether at law or in equity, in respect of potential or actual injury or harm allegedly resulting from or due and owing in connection with the purchase, use, application of, or defect (including alleged failure to warn) relating to any of the Products, irrespective of the legal theory of liability except for Product returns in the Ordinary Course of Business and other claims that were resolved prior to the date hereof without payment of significant money damages or the entry of, or agreement to, other forms of relief that were material to the CD Business. Except as set forth on Section 3.22 of the Disclosure Schedule, since January 1, 2004 no Product has been the subject of any recall, market withdrawal, correction, or removal, and neither IMS nor IMA has received any written notice that the FDA or any other Governmental Entity has (a) commenced or threatened in writing to initiate any action to withdraw its approval or request the recall, market withdrawal, correction, or removal of any Product or
(b) commenced or threatened in writing to initiate, any action to enjoin production of any Product at any facility. Except as set forth in Section 3.22 of the Disclosure Schedule, no event has occurred, and to the Knowledge of IMS or IMA, no condition or circumstance exists (including any adverse reactions or Product failure), that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall, market withdrawal, correction, or removal or other similar actions relating to any such Product.

          Section 3.23 Product Registrations. Section 3.23 of the Disclosure Schedule sets forth, as of the date hereof, a list of all material Product Registrations. Except as set forth in

Section 3.23 of the Disclosure Schedule, (a) all Products sold under the Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Product Registrations, (b) IMS or IMA is the sole and exclusive owner of the Product Registrations and has not granted any right of reference to any Person with respect thereto, and (c) the Product Registrations do not include or require reference to any other Governmental Licenses or other filings with any Governmental Entity. The Product Registrations are all the registrations, approvals, licenses or authorizations required to market the Products currently marketed by the CD Business. IMS and IMA have made available to PGIO true, complete and accurate copies of all Product Registrations and all material correspondence, written notices or written communications received from or sent to the FDA or other Governmental Entities relating to the Products.

          Section 3.24 Brokers' Fees. No broker, finder, financial advisor, investment banker or other Person is or will be entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Transaction Agreements to which IMA, IMS or any of their respective Affiliates is a party for which PGIO or the Company could be liable.

                                    ARTICLE 4
                                    COVENANTS

          Section 4.1 Filings. Each of the parties hereto agrees to cooperate fully with the others in the preparation and filing, whether before or after the Closing Date, of all documents and instruments required to be filed by PGIO, IMS, IMA or the Company in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including any business certificate, or any trade, assumed or fictitious name certificates, or any applications for authority to do business, or any registrations or assignments of registrations of any patents, trademarks, trade names, service marks, copyrights or similar rights.

          Section 4.2 Access and Investigation. (a) Subject to Section 4.12 hereof, prior to the Closing Date and subject to any restrictions imposed by applicable Law or any Business Contract, IMS, IMA and their Affiliates and Representatives shall: (i) afford PGIO and its Affiliates and Representatives, during normal business hours and upon reasonable notice, full and free access to the personnel, properties, contracts, books and records, and other documents and data relating to the CD Business; (ii) furnish PGIO and its Representatives with copies of all such contracts, books and records, and other existing documents and data relating to the CD Business, as PGIO may from time to time reasonably request; and (iii) furnish PGIO and its Representatives with such additional financial, operating, and other data and information relating to the CD Business as PGIO may reasonably from time to time request; provided that any such investigation by PGIO shall be conducted in such a manner as not to interfere unreasonably with the normal operations of IMS or IMA.

          (b) Subject to Section 4.12 hereof, prior to the Closing Date and subject to any restrictions imposed by applicable Law, PGIO, and its Affiliates and Representatives shall: (i) afford IMS and its Affiliates and Representatives, during normal business hours and upon reasonable notice, full and free access to the personnel, properties, contracts, books and records, and other documents and data relating to the portions of PGIO that will perform services under the Transaction Agreements to the extent reasonably necessary to plan to integrate, as applicable, the operations and activities of the CD Business with the Company and PGIO; (ii) furnish IMS and its Representatives with copies of all such contracts, books and records (if any), and other existing documents and data relating to the portions of PGIO that will perform services under the Transaction Agreements as IMS may from time to time reasonably request to the extent reasonably necessary to plan to integrate, as applicable, the operations and activities of the CD Business with the Company and PGIO; and (iii) furnish IMS and its Representatives with such additional financial, operating, and other data and information relating to the portions of PGIO that will perform services under the Transaction Agreements as IMS may reasonably from time to time request to the extent reasonably necessary to plan to integrate, as applicable, the operations and activities of the CD Business with the Company and PGIO; provided that any such investigation by IMS shall be conducted in such a manner as not to interfere unreasonably with the normal operations of PGIO.

          Section 4.3 Conduct of Business. (a) From the date hereof through the Closing Date, IMS and IMA shall (x) except as set forth in Section 4.3(a) of the Disclosure Schedule, conduct the CD Business only in the Ordinary Course of Business, (y) use their commercially reasonable efforts to preserve the CD Business intact and (z) use their commercially reasonable efforts to keep available to the CD Business the services of its present officers, employees, consultants and agents, maintain its present vendors, customers, suppliers and distributors and preserve and enhance its goodwill. Without limiting the generality of the foregoing:

          (b) Except as set forth in Section 4.3(b) of the Disclosure Schedule, from the date hereof through the Closing Date, except as otherwise expressly required or permitted pursuant to this Agreement or in connection with the Restructuring, neither IMS nor IMA shall, without the prior written consent of PGIO, which consent shall not be unreasonably withheld, take or cause to be taken any of the following actions with respect to the CD Business:

          (i) (A) sell, transfer, license, mortgage, lease or otherwise dispose of or agree to sell, transfer, license, mortgage, lease or otherwise dispose of or otherwise encumber or subject to any Lien, other than a Permitted Lien or any Lien that will be unconditionally and fully released prior to the Closing, any Purchased Assets, which are material, individually or in the aggregate, to the CD Business (excluding sales of inventory in the Ordinary Course of Business) or (B) acquire any assets, except in the Ordinary Course of Business, which are material, individually or in the aggregate, to the CD Business except for (I) any such acquisitions set forth in IMA's current budget applicable the CD Business previously provided to PGIO or (II) any other acquisition that will be offered to the Company pursuant to or on terms consistent with Article 12 of the Shareholder Agreement;

          (ii) (A) increase or adjust in any manner the compensation (wages, salaries, bonuses or other compensation) of the employees of the CD Business or any of its consultants or agents that will become consultants or agents of the Company pursuant to this Agreement, unless such increase or adjustment is pursuant to Law or any applicable collective bargaining agreement or any existing agreement with such Person and except for increases in the compensation of employees of the CD Business made consistently with past practice and in the Ordinary Course of Business or (B) except in the Ordinary Course of Business, hire or dismiss (except for cause or breach or upon termination of the applicable engagement) any officer or significant employee of the CD Business, any other employee of the CD Business whose compensation is in excess of $100,000 per annum, or any sales agent or consultant of the CD Business, except as otherwise contemplated by this Agreement;

          (iii) make any material capital expenditures or improvements in the CD Business not provided for in the current budget for the CD Business previously provided to PGIO;

          (iv) cancel or waive any material claim or right relating to the CD Business;

          (v) cancel without replacement or reduce in any material respect any of the insurance coverages for the CD Business;

          (vi) except for actions permitted or required by this Agreement or necessary to consummate the transactions contemplated hereby, take any action or fail to take any action that permits any Governmental License material to the conduct of the CD Business to expire, be cancelled or be amended in a manner adverse to the CD Business;

          (vii) incur any obligation under any Business Contract or accounts payable of the CD Business, in each case that are to be Assumed Liabilities (as defined in the Contribution Agreement), other than in the Ordinary Course of Business;

          (viii) amend or terminate any Business Contract or Governmental License material to the conduct of the CD Business to which IMS or IMA is a party, except amendments or terminations of such Business Contracts or Governmental Licenses that are in the Ordinary Course of Business;

          (ix) except as required by applicable Law or any Judgment arising from any Legal Proceeding, make any commitment to or incur liability to any labor organization that represents, purports to represent or is attempting to represent, employees of the CD Business;

          (x) make any material change of the policies or practices with respect to the CD Business;

          (xi) make any material change in any method of accounting or auditing practice, principle or policy of the CD Business, change or revalue any material assets or make or change any Tax election or tax accounting method relating to the CD Business except, in each case, as required by GAAP or any applicable Law;

          (xii) collect the accounts receivable relating to the CD Business other than in the Ordinary Course of Business;

          (xiii) write-down of the value of any of the Contributed Assets except in the Ordinary Course of Business or as required by GAAP;

          (xiv) engage in any other extraordinary corporate transactions that would materially impede the transactions contemplated by this Agreement; or

          (xv) agree, whether in writing or otherwise, to take any of the actions set forth in Sections 4.3(b)(i)-(xiv).

          (c) From the date hereof through the Closing Date, IMS and IMA shall:

          (i) maintain and purchase adequate levels of inventories to carry on the CD Business in the Ordinary Course of Business;

          (ii) make capital expenditures in accordance in all material respects with the budget for the CD Business previously provided to PGIO;

          (iii) pay and discharge its liabilities and obligations, including accounts payable, with respect to the CD Business in the Ordinary Course of Business;

          (iv) to the extent permitted by applicable Law, confer with PGIO concerning operation matters of a material nature with respect to the CD Business;

          (v) use commercially reasonable efforts to preserve the confidentiality of all trade secrets eligible for protection under applicable trade secret Law and material to the operation of the CD Business; and

          (vi) to the extent permitted by applicable Law, otherwise report periodically to PGIO concerning the status of the operations and finances of the CD Business.

          (d) PGIO and the Company (i) shall take no action, nor make any public announcement or any other disclosure concerning any actions, the effect of which may be to frustrate IMS's and IMA's ability to fulfill their obligations under this Section 4.3, and (ii) shall use commercially reasonable efforts to assist IMS and IMA in fulfilling their respective obligations under the preceding sentence, including taking such actions as may be reasonably requested by IMS or IMA in furtherance of the foregoing.

          Section 4.4 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to fully carry out the purposes of this Agreement and the other Transaction Agreements.

          Section 4.5 Public Announcements. No party to this Agreement (nor any agent or Representative thereof) will make any disclosure or public announcement with respect to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby without the written approval of the other party; provided that any party may make such disclosure (including filings with the SEC) or public announcement if it is advised by counsel that such disclosure or public announcement is legally advisable in light of the prior public disclosure practice of such party (in which case such party shall use its reasonable best efforts to consult with the other party regarding such disclosure or public announcement prior to the making of such disclosure).

          Section 4.6 Enforcement. All representations, warranties, covenants and other agreements made by IMS or IMA to the Company herein or in other Transaction Agreements are also expressly made for the benefit of PGIO and may be enforced by PGIO both in its own right and on behalf of the Company.

          Section 4.7 Inventory. From and after the Closing Date, with respect to any inventory of the CD Business that is shipped to customers of the CD Business prior to the Closing and is returned by such customers ("Returned Inventory"), IMS shall be entitled to receive such Returned Inventory and IMS, without modification to the then-outstanding principal amount of the Contributed Note or setoff against any other amount then owing to the Company by IMS or any of its Affiliates, shall credit to such customer the full value of such Returned Inventory against the applicable account receivable of IMS.

          Section 4.8 Transfer. (a) IMS shall take, and shall cause IMA to take, all necessary actions to ensure that any asset that would constitute a Contributed Asset or a Purchased Asset that is held by a Subsidiary of IMS or IMA (other than any asset that constitutes an Excluded Asset) are transferred to IMS on or prior to the Closing Date (or, with respect to any Purchased Asset included within the Transition Assets, on or prior to the applicable Subsequent Transfer Date), but in any event in advance of the Closing (or the applicable Subsequent Transfer Date) contemplated by this Agreement such that such asset is transferred by IMS to PGIO as contemplated hereby. From and after the Closing, IMS shall, and shall cause IMA to, take, or cause to be taken, all action necessary to transfer to PGIO (which shall simultaneously contribute such assets to the Company) without consideration any assets owned by them or their Affiliates that should have been transferred to PGIO at or prior to the Closing (or, with respect to any Purchased Asset included within the Transition Assets, at or prior to the applicable Subsequent Transfer Date) pursuant to this Agreement.

          (b) To the extent that any list, document, record, written information, computer file or other computer readable media described in Section 1.2(v) or 1.2(vi) includes matters unrelated to the CD Business that cannot be separated by IMS, IMA or a Subsidiary thereof without materially affecting the Company's use of such list, document, record, written information, computer file or other computer readable media, IMA and IMS shall provide the PGIO with a complete copy of such list, document, record, written information, computer file or other computer readable media; provided that the PGIO shall not acquire any title to, or rights in, any portion of such list, document, record, written information, computer file or other computer readable media that is not related to the CD Business; and provided, further, that the Company shall not use or disclose any portion of such list, document, record, written information, computer file or other computer readable media that is not related to the CD Business.

          Section 4.9 Further Assurances. Each of PGIO, IMS, IMA and the Company shall execute, following the Closing, such documents and other papers and perform such further acts as may be reasonably required or desirable to Transfer all Contributed Assets and Purchased Assets to the Company or PGIO (which shall simultaneously contribute them to the Company), respectively, and otherwise to carry out the provisions hereof and the transactions contemplated hereby or to carry out the provisions of the Contribution Agreement and the transactions contemplated thereby.

          Without limiting the generality of the foregoing and Section 4.1, to the extent that any filings with applicable Governmental Entities are required to assign Business Registered Intellectual Property to PGIO or to the Company, as applicable, IMS shall (a) within ten (10) Business Days following the Closing, file (or cause a designated foreign associate to file) a fully-executed copy of the Global Trademark Assignments, and any other agreements, documents and other instruments of transfer required under applicable Laws to effect such assignments, with the applicable Governmental Entities in the United States and Canada and (ii) within thirty (30) days following the Closing, obtain confirmation from each applicable Governmental Entity in the United States and Canada that such Global Trademark Assignments and such other agreements have been recorded; and (b) (i) within ten (10) Business Days following the Closing, provide fully-executed copies of the Global Trademark Assignments (as defined in the Contribution Agreement) to its designated foreign associate in each jurisdiction other than the United States and Canada in which any Business Registered Intellectual Property is registered, together with instructions to
(x) prepare any other agreements, documents and other instruments of transfer required under applicable Laws to effect such assignments, in forms acceptable for filing with the applicable Governmental Entities, and (y) file such Global Trademark Assignments and such other agreements described in clause (x) with the applicable Governmental Entities as promptly as possible after Closing, and (ii) within ninety (90) days following the Closing, obtain confirmation from each applicable Governmental Entity that such Global Trademark Assignments and such other agreements described in clause (x) above have been recorded. Notwithstanding the foregoing, IMS shall use commercially reasonable efforts to obtain confirmation that the Global Trademark Assignments (and all other agreements described above) have been recorded as promptly as possible after Closing. In the event that IMS fails to satisfy the obligations set forth in either clause (a) or clause (b) above within the applicable time periods set forth therein, then upon the written request of the Company or PGIO, IMS shall, and it shall cause IMA and each Affiliate of either of them which is a registered owner of such Business Registered Trademarks, promptly to prepare, execute, if required by applicable Law, have notarized or authenticated, and deliver to PGIO for filing with the applicable Governmental Entities, all such agreements, documents and other instruments of transfer, and to the extent required by applicable Law, powers of attorney in favor of PGIO, necessary for PGIO to make filings with Governmental Entities necessary to effect the assignment to PGIO and to the Company or directly to the Company, as applicable, of such Business Registered Trademarks. In the event that PGIO elects to make such filings on behalf of IMS, IMS, promptly following receipt of an invoice and reasonable supporting documentation for the same, shall reimburse PGIO for all filings fees and reasonable out-of-pocket expenses incurred by or on behalf of PGIO in connection therewith.

          Section 4.10 Accounts Receivable. Following the termination of the Transition Period, IMS agrees to promptly remit to the Company any amounts in respect of accounts receivable arising from the CD Business after the Closing Date ("Accounts Receivable") that are collected or received by IMS or its Affiliates. From and after the termination of the Transition Period, the Company will ensure that all invoices delivered to customers are conspicuously marked as payable to the Company. From and after the termination of the Transition Period, IMS agrees to reasonably cooperate with the Company with respect to the collection of Accounts Receivable.

          Section 4.11 Expenses. Whether or not the Closing occurs, each of the parties hereto shall bear its own fees and expenses incurred or owed in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and the negotiations thereof (including any due diligence or other investigation costs relating to such transactions).

          Section 4.12 Confidentiality. Each party hereto will hold, and will cause its Affiliates, Representatives and employees to hold, in strict confidence from any Person (other than any such Affiliate, Representative or employee with a need to know), the terms of this Agreement and all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Affiliates, Representatives and employees in connection with this Agreement and the transactions contemplated hereby, including documents and information disclosed prior to the date hereof (collectively, "Confidential Information"); provided, that a party hereto may disclose, or cause its Affiliates, Representatives and employees to disclose, Confidential Information if and to the extent

          (a) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby of Governmental Entities) or by other requirements of Law or, if advised by legal counsel that disclosure is required, as requested by a Governmental Entity having jurisdiction over such party;

          (b) disclosed in a Legal Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder;

          (c) disclosed to (i) the managing underwriter or placement agent for any sale of the securities of the receiving party, and such managing underwriter's or placement agent's Representatives, (ii) the lead lender, arranger, representative or agent for any other financing transaction of the receiving party, and such lead lender's, arranger's, representative's or agent's Representatives, (iii) any Person whose voting securities are acquired in a single transaction by the receiving party in such an amount so as to grant Control over such Person to the receiving party and such Person's Representatives, or (iv) any Financial Investor in the receiving party, and such Financial Investor's Representatives; or

          (d) following receipt from the disclosing party of written consent to such disclosure, which consent may not be unreasonably withheld, disclosed to any Strategic Investor or potential acquiror of the receiving party, and the Representatives of either;

provided, that in the case of any disclosure permitted under clause (c) or (d) above, such disclosure shall consist solely of the terms of this Agreement (and not any other Confidential Information) and shall in no event include any schedules (including the Disclosure Schedule) or exhibits to this Agreement; and, provided further, that any Person receiving any disclosure pursuant to this
Section 4.12 from a party hereto, or any of such party's Affiliates, Representatives or employees, must be bound by an established legal privilege, or agree in writing, to hold in strict confidence from any other Person (including with respect to disclosure permitted under clauses (c) and (d), any member of an underwriting or lending syndicate, or any Person to whom a portion of such financing is participated or otherwise transferred in connection with such sale or financing, or any Affiliate, shareholder or member of or any investor in such Person) the Confidential Information so disclosed. Notwithstanding anything in this Section 4.12 to the contrary, Confidential Information shall not include any such documents or information that the receiving party can demonstrate were (A) previously known by the party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, (C) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential or (D) developed by employees of the receiving party without knowledge of the documents and information of the other party or any of its Affiliates. The receiving party agrees that it will not, and it will cause each of its Affiliates, Representatives and employees not to, use Confidential Information in any way, for its own account or the account of any third Person, except for the exercise of its rights and performance of its obligations under this Agreement and the other Transaction Agreements. The receiving party shall be jointly and severally liable for any breach by its Affiliates, Representatives and employees of the restrictions set forth in this Agreement.

          Section 4.13 [Reserved].

          Section 4.14 Preparation for Transition. Each of IMS and PGIO agrees to use, and to cause any of its Affiliates to use, its commercially reasonable efforts to cooperate with the other and the Company after the date of this Agreement in planning to implement any actions with respect to the CD Business reasonably requested by PGIO in preparation for PGIO or its Affiliates to be able to provide certain services to the Company upon Closing.

          Section 4.15 Other Subsidiaries. PGIO and IMS agree that there will be certain costs and expenses associated with the IMA's Subsidiaries listed on
Section 4.15 of the Disclosure Schedule either ceasing to conduct the CD Business that such entities had conducted or otherwise terminating activities (including through liquidation, dissolution or similar activity) with respect to the CD Business. Each of PGIO and IMS agree to bear an equal (50-50) share of all costs, fees and expenses (other than Taxes, which shall be borne by IMS or its Affiliates) arising from, relating to or resulting from such cessation or termination of CD Business activities by, or liquidation, dissolution or similar activity with respect to, such Subsidiaries, including costs, fees and expenses incurred or to be incurred in connection with employee matters, including severance or similar costs, cancellation of leases, restructuring costs, fees and expenses arising from, relating to or resulting from such cessation or termination. Each of PGIO and IMA shall use commercially reasonable efforts to implement such cessation or termination as promptly as reasonably practicable following any decision by IMA or a Subsidiary thereof to so cease or terminate activities, including sharing estimated costs, fees and expenses and proposed timelines for such cessation or termination.

          Section 4.16 Compliance with Contractual Obligations. The Company agrees that it will comply, to the extent applicable, with the provisions of those agreements set forth in Section 4.16 of the Disclosure Schedule.

          Section 4.17 [Reserved].

          Section 4.18 Unipath Purchase. Concurrently with the Closing, UK Newco, shall purchase the Purchased UK Operations pursuant to the Unipath Purchase Agreement, which shall contain mutually agreeable terms with such provisions as are necessary to comply with applicable Law. Pursuant to the Contribution Agreement and the PGIO Contribution Agreement, each of IMS and PGIO, respectively, at the Closing shall contribute to the Company $11,269,050, which contributions shall be allocated to the share capital of the Company. Concurrently with the Closing, the Company shall contribute such $22,538,100 to UK Newco, pursuant to the terms of the UK Newco Investment Agreement, and UK Newco shall use such contribution to fund the purchase of the Purchased UK Operations.

          Section 4.19 Transition Assets.

          (a) Obligations During the Transition Period. From the Closing Date through the final Subsequent Transfer Date for any Transition Assets (the "Transition Period"), without limiting the standard of care or other obligations imposed on IMA, IMS or any of their respective Affiliates under any other applicable Transaction Agreement during such period, IMS and IMA shall, and shall cause their respective Affiliates to, hold in trust for the exclusive benefit of the Company the Transition Assets, and in connection therewith shall, and shall cause their respective Affiliates to, (x) conduct the portion of the CD Business comprised of Transition Assets only in the Ordinary Course of Business, and (y) use their commercially reasonable efforts to preserve the portion of the CD Business comprised of Transition Assets intact (except to the extent that Transition Assets are transferred to the Company pursuant to any Transaction Agreement). Without limiting the generality of the foregoing, during the Transition Period, IMS, IMA and their respective Affiliates, without the prior written consent of the Company:

          (i) shall maintain, purchase and sell inventory of the Company only in the Ordinary Course of Business;

          (ii) shall not take any action or fail to take any action that permits, any Governmental License included within the Transition Assets material to the conduct of the CD Business to expire, be cancelled or be amended in a manner adverse to the CD Business;

          (iii) except to the extent contemplated by the parties hereto in connection with the transition to the Company of services provided by IMA or any of its Subsidiaries to the Company under the IMA Transition Services Agreement or any other applicable Transaction Agreement, shall not (A) sell, transfer, license, mortgage, lease or otherwise dispose of or agree to sell, transfer, license, mortgage, lease or otherwise dispose of or otherwise encumber or subject to any Lien not in existence at Closing, any Transition

     Assets (excluding sales of inventory in the Ordinary Course of Business) or
     (B) acquire any assets on behalf of the Company or its Affiliates, except in the Ordinary Course of Business;

          (iv) shall not incur any obligation under any Business Contract included within the Transition Assets or incur any accounts payable of the CD Business, in each case that are to be Assumed Liabilities, other than in the Ordinary Course of Business;

          (v) shall not amend, terminate, renew or fail to renew any Business Contract or Governmental License included within the Transition Assets material to the conduct of the CD Business to which IMS, IMA or any of IMA's Subsidiaries is a party, except amendments or terminations of such Business Contracts or Governmental Licenses that are in the Ordinary Course of Business or are contemplated by the parties hereto in connection with the transfer to the Company of services provided by IMA or any of its Subsidiaries to the Company under the IMA Transition Services Agreement or any other applicable Transaction Agreement;

          (vi) enter into any new Business Contract material to the conduct of the CD Business on behalf of the Company or its Affiliates;

          (vii) shall not cancel or waive any material claim or right relating to any Transition Assets; and

          (viii) subject to Section 4.10, shall not collect any Accounts Receivable that arise from any Transition Assets other than in the Ordinary Course of Business.

          (b) Transfer of Transition Assets. On the applicable Subsequent Transfer Date for any Transition Assets, without the taking of any further action or the payment of additional consideration by any party hereto, all of the right, title and interest of IMS in and to any and all of such Transition Assets shall be assigned, transferred, conveyed and delivered to PGIO (who immediately thereafter shall contribute such Transition Asset to the Company), free and clear of all Liens except Permitted Liens. In furtherance of the transactions contemplated under this subsection (b), on the applicable Subsequent Transfer Date for any Transition Assets, each of the Company, PGIO, IMS and any applicable Affiliate of either PGIO or IMS shall execute and deliver to the others such bills of sale, endorsements, assignments and other instruments of transfer, conveyance, contribution and assignment, in forms reasonably satisfactory to PGIO and IMS, as shall be required by Law or necessary in the reasonable judgment of PGIO or the Company to transfer, convey and assign all of IMS and its Affiliates' right, title and interest in and to such Transition Assets to the Company. Transition Assets transferred to PGIO under this Section shall be deemed "Purchased Assets" upon the consummation of such transfer and assumption thereof.

          (c) Transfer of Business Contracts. The parties acknowledge and agree that certain Contracts relating to the marketing, sales and distribution activities of IMS and its Affiliates set forth on Section 4.19(c) of the Disclosure Schedule (the "Retained Contracts") shall be Excluded Contracts and thereby be retained by IMS or its Affiliates during the Transition Period for the territory or activity to which such Retained Contract relates. IMS and its Affiliates shall conduct their activities with respect to such Retained Contracts solely in accordance with Section 4.19(a) as if such Retained Contracts were Transition Assets and such Retained Contracts shall be held and managed for the benefit of the Company. Subject to compliance with the foregoing requirements, IMS and its Affiliates shall include the revenues from, and expenses, costs and liabilities arising under, such Retained Contracts in the amounts calculated and remitted under the IMA Transition Services Agreement. At the end of the applicable Transition Period, IMS shall or shall cause its Affiliates to transfer or assign the Retained Contracts to an Affiliate of PGIO or such other Person as the Company may request and such Affiliate of PGIO or other Person shall assume any and all rights and obligations under such Retained Contracts arising after the date of such transfer or assignment.

          Section 4.20 Disclosure Supplements. IMS shall supplement or amend the Disclosure Schedule (a) with respect to any matter which, if existing or occurring prior to December 22, 2006, would have been required to be set forth or described in the Disclosure Schedule to the Original Agreement and (b) to reflect matters, events, conditions, facts or circumstances occurring after December 22, 2006. Any such supplement shall not constitute an admission of materiality nor shall it be construed in any way as an admission that IMS would not be prepared to satisfy the conditions set forth in Section 6.2(i), (ii),
(iii), or (v) of this Agreement. The Parties acknowledge and agree that such delivery shall not affect any rights of PGIO or the Company under Article 7.

                                    ARTICLE 5
                                   TAX MATTERS

          Section 5.1 Cooperation. After the Closing, each of the Company, PGIO, IMS and IMA shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires providing necessary information, records and documents relating to the Purchased Assets or the CD Business. Each of the Company, PGIO, IMS and IMA shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes.

          Section 5.2 Apportioned Obligations. All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between the Company and IMA based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the "Post-Closing Tax Period"). IMA shall be liable for the proportionate amount of such Apportioned Obligations attributable to the Pre-Closing Tax Period, and the Company shall be liable for the proportionate amount of such Apportioned Obligations attributable to the Post-Closing Tax Period.

          Section 5.3 Transfer Taxes. All transfer, value-added, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement and the PGIO Contribution Agreement (including any real property transfer Tax and similar Tax) shall be borne and paid by IMS. The party required by applicable Law to file any Tax Return in respect of any such Transfer Taxes shall file such Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the non-filing party shall join in the execution of any such Tax Returns and other documentation, provided that any costs, fees, or other expenses in connection with the foregoing shall be borne by IMS and IMA.

          Section 5.4 Tax Payments. Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 5.2 or 5.3, as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under
Section 5.2 or 5.3, as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

          Section 6.1 Conditions to Each Party's Obligations. The respective obligations of each of PGIO, IMS, IMA and the Company to enter into and complete the Closing shall be subject to the satisfaction (or express written waiver by PGIO and IMA) on or prior to the Closing Date of the following conditions:

          (i) Anti-Trust. Any waiting period (and any extension thereof) applicable to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby under the HSR Act (or any similar Law of any Governmental Entity) shall have been terminated or shall have expired.

          (ii) No Injunction or Restraint.

          (A) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby and by the other Transaction Agreements shall be in effect; and

          (B) There shall not be pending or threatened by any Governmental Entity any Legal Proceeding (or by any other Person any Legal Proceeding which has a reasonable likelihood of success), (1) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or the other Transaction Agreements or seeking to obtain in connection with such transactions any damages that are material in relation to the CD Business, (2) seeking to prohibit or limit the ownership or operation by the Company of any material portion of their respective businesses or assets, or to compel the Company to dispose of, hold separate or license any material portion of their respective businesses or assets, as a result of the transactions contemplated by this Agreement and the other Transaction Agreements, (3) seeking to impose limitations on the ability of PGIO or the

     Company to acquire or hold, or exercise full rights of ownership of, the CD Business or any of the Contributed Assets or the Purchased Assets, or (4) seeking to prohibit PGIO or the Company from effectively controlling in any material respect the CD Business or the operation thereof.

          (iii) Shareholder Agreement. The Shareholder Agreement shall have been executed and delivered by each party thereto.

          (iv) Contribution Agreement. The closing of the transactions contemplated in the Contribution Agreement shall have taken place concurrently with the Closing hereunder.

          (v) Share Transfer Agreement. The closing of the transactions contemplated in the Share Transfer Agreement shall have taken place concurrently with the Closing hereunder.

          (vi) Senior Lender Consent. IMA shall have received the consent of its senior lender to the consummation of the transactions contemplated by, and the performance of its and its Subsidiaries' obligations (including the release of Liens and IMS's performance under the Contributed Note) under this Agreement, the Contribution Agreement, and the other Transaction Documents, in form and substance reasonably satisfactory to PGIO.

          (vii) Bonds. IMA shall either (A) provide an officer's certificate with respect to its bonds due 2012 to the effect that the transactions contemplated hereby are permitted under the applicable indenture governing such bonds (the "Bond Indenture"), as well as a copy of the certificate(s) required to be delivered by IMA under Section 4.12(a)(2) of the Bond Indenture, or (B) have prepaid in full or defeased such bonds.

          (viii) US CD LLC Transaction. Affiliates of IMS and PGIO shall have entered into a mutually agreeable US Contribution Agreement with respect to certain assets used in the CD Business in the United States and a mutually agreeable Membership Unit Purchase Agreement under which an Affiliate of IMS shall sell and an Affiliate of PGIO shall purchase certain membership units of US CD LLC, and the closings thereunder shall have taken place concurrently with the Closing hereunder.

          (ix) Unipath Purchase. The closing of the transactions contemplated by the Unipath Purchase Agreement shall have taken place concurrently with the Closing hereunder.

          (x) Tax Rulings. Tax rulings from the Swiss taxing authorities shall have been received with respect to the transactions contemplated hereby in form and substance reasonably satisfactory to IMS, IMA and PGIO.

          Section 6.2 Conditions to PGIO's Obligations. The obligations of PGIO to enter into and complete the Closing is subject to the satisfaction (or express written waiver by PGIO) on or prior to the Closing Date of the following conditions:

          (i) Representations, Warranties. The representations and warranties of IMS set forth in this Agreement and in the Contribution Agreement shall be true and correct as of the Closing Date or such other date that any such representation or warranty speaks as of, except where the failure to be true and correct would not, individually or in the aggregate (A) have a Material Adverse Effect, or (B) materially impair the ability of IMS, IMA or the Company to consummate the transactions contemplated by this Agreement and the Contribution Agreement or to perform their obligations under this Agreement or the other Transaction Agreements.

          (ii) Performance. All the terms, covenants, agreements and conditions of this Agreement and the Contribution Agreement to be complied with and performed by the Company, IMS and IMA on or before the Closing Date shall have been complied with and performed prior to or on the Closing Date, except where the failure to so perform would not, individually or in the aggregate (A) have a Material Adverse Effect, or (B) materially impair the ability of the Company, IMS or IMA to consummate the transactions contemplated by this Agreement or the Contribution Agreement or to perform their respective obligations under this Agreement or the other Transaction Agreements.

          (iii) No Material Adverse Effect. Since the Most Recent Balance Sheet Date, there shall not have been a Material Adverse Effect.

          (iv) Consents and Approvals. PGIO shall have received evidence, in form and substance reasonably satisfactory to it, that all consents and approvals of third parties set forth in Section 3.3(a) of the Disclosure Schedule or otherwise required under any Business Contract (in each case pursuant to written instruments in form and substance reasonably satisfactory to PGIO and without payment of any consideration by PGIO or the Company) or from any Governmental Entity in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, have been obtained and are in full force and effect, except for any such consents and approvals the absence of which would not (A) have a Material Adverse Effect, or (B) materially impair the operation of the CD Business.

          (v) Manager's Certificate. IMS shall have delivered to PGIO a certificate, dated the Closing Date and signed by its manager, confirming the satisfaction of the conditions set forth in Section 6.2(i), (ii) and
     (iii) and such other matters as may be reasonably requested by PGIO.

          (vi) Transaction Agreements. Each of IMS and IMA (and, as applicable, Subsidiaries thereof) and the Company shall have executed and delivered this Agreement and each other Transaction Agreement (other than Distribution Arrangements for territories other than the United States) to which it is a party.

          (vii) Trademark Assignments. IMS shall have delivered, or caused to have been delivered, to PGIO the Global Trademark Assignments, executed (where applicable) by IMS.

          Section 6.3 Conditions to IMS's Obligations. The obligations of IMS to enter into and complete the Closing is subject to the satisfaction (or express written waiver by IMS) on or prior to the Closing Date of the following conditions:

          (i) Performance. All the terms, covenants, agreements and conditions of this Agreement and the Contribution Agreement to be complied with and performed by PGIO on or before the Closing Date shall have been complied with and performed prior to or on the Closing Date, except where the failure to so perform would not materially impair PGIO's ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement or the other Transaction Agreements.

          (ii) Governmental Consents and Approvals. IMS shall have received evidence, in form and substance reasonably satisfactory to it, that consents of Governmental Entities required in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, have been obtained and are in full force and effect, except for any such consents and approvals the absence of which would not materially impair the ability of PGIO or the Company to consummate the transactions contemplated by this Agreement and the Contribution Agreement or to perform their respective obligations under this Agreement or the other Transaction Agreements.

          (iii) Transaction Agreements. PGIO or its Affiliates shall have executed and delivered this Agreement and each other Transaction Agreement (other than Distribution Arrangements for territories other than the United States) to which it is a party.

                                    ARTICLE 7
                                 Indemnification

          Section 7.1 Indemnification of PGIO. From and after the Closing, IMS shall indemnify PGIO and its Affiliates and the Company (each, a "PGIO Indemnified Party") against and hold each PGIO Indemnified Party harmless from any and all Losses suffered or incurred by any such PGIO Indemnified Party arising from, relating to or otherwise in connection with:

          (i) any breach or inaccuracy of any representation or warranty of IMS contained in this Agreement or in the certificates furnished by IMS under
     Section 6.2(v);

          (ii) any breach or failure to perform any covenant or agreement of IMS or IMA contained in this Agreement;

          (iii) the operation of the CD Business at any time during the period prior to the Closing (except, with respect to the Company, for Assumed Liabilities under the Contribution Agreement);

          (iv) a claim by any third Person that any product of the Company, or the making, using, selling, offering for sale or importing of any such product, has infringed or is infringing the Intellectual Property of such Person the subject matter of which relates to lateral flow technology, including components and processes used to implement lateral flow technology;

          (v) any liability of IMS or its Affiliates related to an Excluded Asset or any Excluded Liability (other than, with respect to the Company, any Assumed Liability under the Contribution Agreement), including the cost of extinguishing any Permitted Lien or Permitted IP Lien securing any such Excluded Liabilities;

          (vi) the operation of the Excluded Businesses;

          (vii) any liability or obligation of IMS or its Affiliates to fund or finance any pension or similar liabilities;

          (viii) any liability arising out of the operation of the IMA Facilities; and

          (ix) any failure of IMS to make any payment required under the Contributed Note;

provided that no PGIO Indemnified Party shall be entitled to be indemnified pursuant to clause (i) above unless the aggregate of all Losses for which IMS would, but for this proviso, be liable under clause (i) above or under Section 7.1(i) of the Contribution Agreement or under Section 6.2(i) of the PGIO Contribution Agreement or under similar provisions of a purchase or contribution agreement in connection with the sale or contribution to US CD LLC of a portion of the CD Business or a sale of an interest in US CD LLC under the Membership Unit Purchase Agreement, when taken together with 50% of the aggregate of all Losses for which Unipath or IMS would, but for the application of the indemnity threshold set forth in Section 7.1 of the Unipath Purchase Agreement, be liable under Section 7.1(i) thereunder, exceeds on a cumulative basis $3,250,000 (the "IMA Indemnity Threshold"), at which point each PGIO Indemnified Party shall be entitled to be indemnified for the aggregate Losses and not just amounts in excess of the IMA Indemnity Threshold (except that the foregoing proviso shall not apply to any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.15, or to any act of fraud); provided, further, that IMS's aggregate liability pursuant to clause (i) of this Section
7.1 together with (x) any other liability for indemnification for breach of representation and warranty made by IMS or IMA under the Contribution Agreement or under a purchase or contribution agreement in connection with the sale or contribution to US CD LLC of a portion of the CD Business and (y) 50% of any other liability for indemnification for breach of representation and warranty made by Unipath under Section 7.1(i) of the Unipath Purchase Agreement, shall not exceed $81,250,000.

          Section 7.2 Indemnification of IMS. (a) From and after the Closing, the Company shall indemnify IMS and its Affiliates (each, an "IMA Indemnified Party") against and hold each IMA Indemnified Party harmless from any and all Losses suffered or incurred by any such IMA Indemnified Party arising from, relating to or otherwise in connection with:

          (i) any failure to perform any covenant or agreement of the Company contained in this Agreement; or

          (ii) the operation of the CD Business (other than with respect to Excluded Liabilities, Excluded Assets or the Transition Assets during the Transition Period) at any time at and after the Closing; or

          (iii) any Assumed Liability under the Contribution Agreement.

          (b) From and after the Closing, PGIO shall indemnify the IMA Indemnified Parties against and hold each IMA Indemnified Party harmless from any and all Losses suffered or incurred by any such IMA Indemnified Party arising from, relating to or otherwise in connection with any failure to perform any covenant or agreement of PGIO contained in this Agreement.

          Section 7.3 Indemnification Claims. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 7.1 or
7.2 in respect of, arising out of or involving, a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of notice of such Third Party Claim (a "Claim Notice"); provided that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents received by the Indemnified Party relating to such Third Party Claim.

          (b) The Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the sole cost and expense of the Indemnifying Party) with counsel selected by the Indemnifying Party provided that (i) the Indemnifying Party provides the Indemnified Party notice of its election to assume the defense of such Third Party Claim within 15 days of receipt of the applicable Claim Notice, (ii) the Indemnifying Party has the financial resources to pay damages that could reasonably be expected to arise from such Third Party Claim, and (iii) such counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party under this Section 7.3 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this
Section 7.3; provided that (1) if the Indemnified Party reasonably determines, after conferring with its counsel, that it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel (limited to one law firm) to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party, and
(2) the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give the Claim Notice as provided above). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as otherwise provided herein), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party assumes the defense of the Third Party Claim, it will be conclusively established for purposes of this Agreement and the Contribution Agreement that the claims made in that Third Party Claim are within the scope and subject to indemnification pursuant to this Article 7. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. The indemnification required by Section 7.1 or 7.2, as the case may be, shall be made by prompt payments of the amount thereof during the course of the investigation or defense, as and when bills are received or the indemnifiable Loss is incurred. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties hereto reasonably necessary for such defense or prosecution shall reasonably cooperate in the defense or prosecution thereof, which cooperation shall include (upon the Indemnifying Party's reasonable request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with such Third Party Claim; provided that without the Indemnified Party's consent, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Third Party Claim. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).

          (c) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party); provided that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.

          Section 7.4 Survival. (a) All representations, warranties, covenants and agreements of IMS shall survive the execution and delivery hereof and the Closing hereunder. Except for those representations and warranties (i) in Sections 3.1, 3.2, 3.3, 3.8, 3.9 (the first sentence thereof only) and 3.24, all of which representations and warranties shall survive without limitation; and
(ii) in Sections 3.12, 3.14, 3.18 and 3.21, all of which shall survive for the applicable statute of limitations, all representations and warranties of IMS and IMA shall terminate and expire with respect to any theretofore unasserted claim, on the second anniversary of the Closing Date or, with respect to any Transition Asset, on the second anniversary of the applicable Subsequent Transfer Date; provided that to the extent applicable or related to

Business Intellectual Property Controlled but not owned by IMS or IMA or one of their respective Subsidiaries pursuant to a license from a third party, the representations and warranties in Section 3.12 shall survive for so long as IMS's, IMA's or such Subsidiary's rights in such Business Intellectual Property exist.

          Section 7.5 Sole and Exclusive Remedy. The sole and exclusive remedy of an Indemnified Party with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in Article 5 hereof, this
Article 7, and without duplication, Articles 5 and 7 of the Contribution Agreement; provided that nothing in this Section 7.5 will prohibit claims by the Indemnified Party for equitable relief, common law fraud and intentional misrepresentation.

                                    ARTICLE 8
                                   TERMINATION

          Section 8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing, only simultaneously with a termination of the Contribution Agreement and as provided below:

          (a) by mutual written consent of PGIO and IMA;

          (b) by either PGIO or IMA, (i) if the Closing has not occurred by September 30, 2007 or, if on such date all conditions to the parties' obligations to consummate the Closing in Article 6 (other than those which by their nature are satisfied on the Closing Date) have been satisfied or waived other than the condition set forth in Section 6.1(i), November 30, 2007 (the "Outside Date"), unless the failure to effect the Closing is the result of a material breach of this Agreement or the Contribution Agreement by the party seeking to terminate this Agreement; (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Closing hereunder or under the Contribution Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) if any condition to the obligation of such party to consummate the Closing hereunder or under the Contribution Agreement becomes incapable of satisfaction prior to the Outside Date; provided in each case that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement or the Contribution Agreement;

          (c) by PGIO, if IMS or IMA breaches or fails to perform in any material respect any of their representations, warranties or covenants contained in this Agreement or the Contribution Agreement, which breach or failure to perform would give rise to a failure to satisfy the conditions set forth in
Section 6.2(i) or Section 6.2(ii) hereof or of the Contribution Agreement and cannot be or has not been cured within 30 days after the giving of written notice to IMA of such breach or the Outside Date, if earlier (provided that PGIO is not then in material breach of any representation, warranty or covenant contained in this Agreement and that neither PGIO nor the Company is then in material breach of any representation, warranty or covenant contained in the Contribution Agreement); or

          (d) by IMS, if PGIO breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or the Contribution Agreement, which breach or failure to perform would give rise to a failure to satisfy the condition set forth in Section 6.3(i) hereof or of the Contribution Agreement and cannot be or has not been cured within 30 days after the giving of written notice to PGIO of such breach or the Outside Date, if earlier (provided that neither IMA nor IMS is then in material breach of any representation, warranty or covenant in this Agreement or the Contribution Agreement).

          Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PGIO or IMS, other than Sections 4.5, 4.11, 4.12, this Section 8.2 and Article 9, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

          Section 8.3 Amendment. This Agreement may be amended by the parties hereto at any time; provided that this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          Section 8.4 Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of another party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                    ARTICLE 9
                               General Provisions

          Section 9.1 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.1:

          if to PGIO:

          Procter & Gamble International Operations, SA
          c/o The Procter & Gamble Company
          One Procter & Gamble Plaza
          Cincinnati, Ohio 45202
          Attention: Corporate Secretary
          Facsimile: 513-983-2611

          with a copy (which shall not constitute notice) to:

          Covington & Burling LLP
          1330 Avenue of the Americas
          New York, New York 10019
          Attention: Scott F. Smith
          Facsimile: 646-441-9056

          if to IMS:

          Inverness Medical Switzerland GmbH
          c/o Inverness Medical Innovations, Inc.
          51 Sawyer Road
          Suite 200
          Waltham, MA 02453
          Attention: Office of the General Counsel
          Facsimile: 781-647-3939

          with a copy (which shall not constitute notice) to:

          Goodwin Procter LLP
          Exchange Place
          Boston, MA 02109
          Attention: Scott F. Duggan
          Facsimile: 617-523-1231

          if to the Company:

          SPD Swiss Precision Diagnostics GmbH
          c/o Procter & Gamble International Operations, SA
          SBC Saconnex Business Centre
          207 route de Ferney
          CH-1218 Grand-Saconnex
          Geneva, Switzerland
          Attention: General Counsel
          Facsimile: +41-22-709-8658

          with a copy (which shall not constitute notice) to:

          Inverness Medical Switzerland GmbH
          c/o Inverness Medical Innovations, Inc.
          51 Sawyer Road
          Suite 200
          Waltham, MA 02453
          Attention: Office of the General Counsel
          Facsimile: 781-647-3939

          with a copy (which shall not constitute notice) to:

          Procter & Gamble International Operations, SA
          c/o The Procter & Gamble Company
          One Procter & Gamble Plaza
          Cincinnati, Ohio 45202
          Attention: Corporate Secretary
          Facsimile: 513-983-2611

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

          Section 9.2 Definitions. The following capitalized terms have the following meanings:

          "Affiliate" means, with respect to any Person, a Person who is an "affiliate" of such first Person within the meaning of Rule 405 under the Securities Act of 1933, as amended. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls 50% or more of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation); provided that solely for purposes of this Agreement, the Company shall not be deemed to be an "Affiliate" of any party hereto (or such parties' other Affiliates).

          "Business Contract" means any Contract arising or resulting primarily from or related primarily to the CD Business except for an Excluded Contract.

          "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions located in New York City are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

          "Business Registered Intellectual Property" means any and all Intellectual Property owned by IMS or IMA that is exclusively used in the CD Business and consisting of (a) patents, patent applications (including provisional applications), (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, and (c) registered copyrights and applications for copyright registration.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Constitutive Documents" means (a) with respect to a Person that is a corporation, such Person's certificate or articles of incorporation and by-laws,
(b) with respect to a Person that is a limited liability company, such Person's certificate of formation and operating or limited liability company agreement,
(c) with respect to a Person that is a partnership, such Person's partnership agreement, (d) with respect to a Person that is a trust, such Person's trust instrument or agreement, and (e) with respect to a Person that is a legal entity (including one of the type described in clauses (a) through (d)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (a) through this clause (e).

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof.

          "Contract" means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, license, permit, concession, franchise or legally binding arrangement or understanding, whether written or oral.

          "Contributed Asset" shall have the meaning ascribed to such term in the Contribution Agreement.

          "Control" or "Controlled" means, when used with respect to any intellectual property right or other intangible property, and only in such case, the possession or right of use (whether by license or ownership, or by control over a Subsidiary having possession or right of use by license or ownership) by a Person of the ability to grant to the other Person access, right of use or a license or sublicense as provided herein without violating the terms of any written contract with any third party.

          "Environmental Law" means any applicable Law and legally binding administrative or judicial interpretations thereof relating to (a) pollution, the protection of the environment (including indoor and outdoor air, surface water, groundwater, wetlands, drinking water supply, surface or subsurface land), natural resources or health and safety or (b) the exposure to, or the manufacture, handling, use, emission, storage, recycling, treatment, generation, discharge, transportation or disposal of, the release or threatened release of, or the removal or remediation of Hazardous Materials.

          "Environmental Liability" means any and all Losses arising from or relating to: (a) failure to comply with any requirement of an Environmental Law;
(b) failure to obtain, maintain in effect or comply with any required Environmental Permit; (c) actual or alleged obligation to undertake environmental investigation, risk assessment, monitoring, remediation or restoration, or (d) harm or injury, actual or alleged, to any real property, to any Person, to public health, or to any natural resource as caused by any Hazardous Material.

          "Environmental Permits" means all permits, licenses, certificates, registrations approvals or authorizations issued or required by any Environmental Law, including all held by IMS or IMA facilities that will be used to manufacture products for the Company under the Manufacturing Agreement.

          "Financial Investor" means an investor, other than an operating company or a Subsidiary, division, unit or business segment of an operating company engaged primarily in investing activities, that purchases the equity securities of another Person, whether or not such purchases or equity securities are registered under the Securities Act, based on the prospect of financial gain.

          "First Check Diagnostics Business" means the business of First Check Diagnostics that was acquired by IMA or a Subsidiary thereof, the consumer diagnostics portion of which is subject to the provisions of Section 12.2(a)(ii) of the Shareholder Agreement.

          "Global Trademark Assignments" means, collectively, the Trademark Assignment between IMS and PGIO, and the Trademark Assignment, between PGIO and the Company, in each case, in a form reasonably satisfactory to PGIO.

          "Governmental Entity" means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental entity of any thereof, whether domestic or foreign.

          "Hazardous Materials" means, whether alone or in combination, any and all materials (including substances, chemicals, compounds, mixtures, products or byproducts, wastes, pollutants and contaminants) that are (a) listed, identified, licensed, prohibited, controlled, or regulated pursuant to Environmental Law; (b) identified or classified as "hazardous," "toxic," "dangerous," "pollutant," "contaminant," "explosive," "corrosive," "flammable," "radioactive," "reactive" or "special waste"; (c) oils, petroleum, petroleum products, wastes or byproducts, asbestos or asbestos containing materials, nuclear materials, lead-based paint, polychlorinated biphenyls, urea formaldehyde or explosives; or that could at some level require investigation, risk assessment, monitoring, removal, treatment or remediation or otherwise give rise to liability under any Environmental Law.

          "IMA Facilities" means those manufacturing facilities owned, operated or leased by IMA or its Subsidiaries that are used in the production of products.

          "IMA License Agreements" means, collectively, that certain (a) License Agreement among the Company, as licensee, and IMA and IMS, as licensors; and (b) License Agreement among the Company, as licensor, and IMA and IMS, as licensees.

          "IMA Services Agreement" means that certain agreement among IMA, IMS and the Company pursuant to which IMA and IMS and certain of their respective Affiliates shall provide the Company with the services specified therein on a continuing basis following the Closing.

          "IMA Transition Services Agreement" means that certain agreement among IMA, IMS and the Company pursuant to which IMA and IMS shall provide the Company with the services specified therein for certain interim periods of time following the Closing.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than 90 days past due), (b) all obligations (except for trade payables) of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations (except for trade payables) of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all capital lease obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (i) all obligations of such Person as an account party in respect of letters of credit and banker's acceptances, (j) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (k) all obligations of such Person pursuant to any deferred compensation agreements and (l) any Contingent Obligation of such Person.

          "Indemnified Party" means either a PGIO Indemnified Party or a IMA Indemnified Party.

          "Indemnifying Party" means (a) with respect to a claim for indemnification pursuant to Section 7.1, IMS, (b) with respect to a claim for indemnification pursuant to Section 7.2(a), the Company and (c) with respect to a claim for indemnification pursuant to Section 7.2(b), PGIO.

          "Intellectual Property" means any or all of the following (in each case in any domestic or foreign jurisdiction): (a) patents (including utility patents, petty patents, design patents and certificates of invention) and applications therefor (including provisional, non-provisional, converted provisional and continued prosecution applications) and all reissues, reexaminations, revalidations, divisionals, renewals, extensions or restorations (including any supplementary protection certificate and the like), provisionals, continuations and continuations-in-part thereof; (b) inventions, discoveries and ideas (whether patentable or not), (c) trade secrets, proprietary information, know how, confidential information, technology, technical data, and all documentation relating to any of the foregoing and rights to limit the use of disclosure thereof by any Person; (d) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, and writings and other works that are the subject matter of such copyrights; (e) trade names, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing, and the registrations and applications for registration of any of the foregoing; (f) databases and data collections and all rights therein; (g) computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; and (h) Web addresses, sites and domain names.

          "Intellectual Property Rights" shall mean, collectively, any and all rights in, to and under Intellectual Property, including patent rights, trade secret rights, copyrights, trademarks, service marks, trade dress and similar rights of any type under the Laws of any Governmental Entity, including all applications and registrations relating to the foregoing.

          "Knowledge" means, in the case of the Company, IMS and IMA, actual knowledge of the employees listed in Section 9.2(a) of the Disclosure Schedule assuming each such employee has the knowledge that an employee in a similar position would reasonably be expected to have.

          "License Agreements" means, collectively, the IMA License Agreements and the PGIO License Agreements.

          "Losses" means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, diminutions in value, interest obligations, deficiencies, Judgments, assessments, fines, fees, penalties and expenses (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, financial advisors, consultants, investigators and other experts and other expenses of litigation).

          "Material Adverse Effect" means any change, circumstance, development, state of facts, event or effect (a) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise), or results of operations of the CD Business other than (i) changes, circumstances, developments, state of facts, events or effects that affect the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or economic conditions that, in each case, generally affect the industries in which the CD Business operates,
(iii) acts of war or terrorism or natural disasters, provided that in the case of clauses (ii) and (iii) above, the CD Business is not disproportionately affected by such changes, circumstances, developments, state of facts, events or effects as compared to the industries in which it operates, taken as a whole; or
(b) that could reasonably be expected to have a material adverse effect on IMS's ability to perform its obligations under this Agreement, the Contributed Note and the other Transaction Agreements.

          "Option Agreement" means the Option Agreement among US CD LLC, the Company, IMA, IMS, PGIO and PGUS, dated as of the date hereof.

          "Permitted IP Liens" means those Liens with respect to Business Intellectual Property as set forth on Schedule 3.12(a).

          "Permitted Liens" means the following, to the extent not securing
Indebtedness: (a) statutory Liens for Taxes not yet due or payable; (b) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (c) Liens incurred in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security, and (d) Liens set forth in the terms of any Business Contract (except for any Lien securing Indebtedness) that do not detract the value of, or impair the use of, such Business Contract.

          "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Entity.

          "PGIO License Agreements" mean, collectively, that certain (a) License Agreement between US CD LLC, as licensor, and the Company, as licensee, (b) Trademark License between US CD LLC, as licensor, and the Company, as exclusive licensee, with respect to the U.S. Trademarks ACCU-CLEAR and ACCU-CLEAR READY OR NOT, and (c) License Agreement between the Company, as licensor, and The Procter & Gamble Company, as licensee.

          "PGIO Services Agreement" means that certain agreement between PGIO and the Company pursuant to which PGIO shall provide the Company with the services specified therein on a continuing basis following the Closing.

          "Product" means each human diagnostics and monitoring product that is being formulated, developed, manufactured, packaged, tested, marketed, distributed or sold by or on behalf of IMS or IMA, in each case, as part of the CD Business.

          "Product Agreement" means that certain agreement between the Company and IMA, dated as of the date hereof, pursuant to which IMA shall purchase from the Company certain Products and perform certain actions with respect to such Products in the United States, as specified therein.

          "Product Registrations" means the Governmental Licenses granted to IMS or IMA to manufacture, market, sell or distribute any of the Products and all related Technical Files (as defined in the Contribution Agreement), and other supporting files, writings, data, studies, reports and other written materials filed as part of, or referenced in, such Governmental Licenses or registrations or applications therefor or notifications with respect thereto, or maintained by any of IMA, IMS or any of their respective Affiliates and relating to such Governmental Licenses or registrations or applications therefor or notifications with respect thereto.

          "Representatives" means, with respect to a Person, such Person's legal and internal and independent accounting advisors and representatives.

          "Share" has the meaning ascribed to it in the Shareholder Agreement.

          "Shareholders" means PGIO and IMS and all other Persons who become shareholders of the Company in accordance with the terms of the Shareholder Agreement, and the term "Shareholder" shall mean any of them.

          "Strategic Investor" means, with respect to any Person, an operating company or a Subsidiary of an operating company that (whether directly or through one or more Subsidiaries) (a) conducts business in the same industry as that in which such Person conducts business (or in an industry functionally related to the industry in which such Person conducts business) that purchases the equity securities of such Person in one or more strategic transactions, or
(b) develops, manufactures, licenses or sells products, services or technology that are of key importance to, or are reasonably likely in the future to be of key importance with respect to, a strategic transaction involving the purchase of equity securities of such Person, in each case whether or not such purchases or equity securities are registered under the Securities Act.

          "Subsidiary" means, with respect to any Person, an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries.

          "Tax" means: (a) any United States federal, state, local and foreign income, profits, excise, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, value added, recording, registration, intangible, documentary, goods and services, real estate, franchise, employment, use, stamp, alternative or add-on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority; (b) any interest, additions to tax, or penalties applicable or related thereto and (c) any amount described in clause
(a) or (b) for which a Person is liable as a successor or transferee, or by Contract, indemnity or otherwise.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

          "Third Party Claim" means any Legal Proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under
Article 7.

          "Trademarks" means trade names, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing, and the registrations and applications for registration of any of the foregoing.

          "Transaction Agreements" means, collectively, this Agreement, the Contribution Agreement, the Guarantee, the Shareholder Agreement, the Option Agreement, the License Agreements, the Finished Product Purchase Agreement, the Product Agreement, the Distribution Arrangements, the IMA Transition Services Agreement, the IMA Services Agreement, the PGIO Services Agreement, the Share Transfer Agreement, the PGIO Contribution Agreement, the Unipath Purchase Agreement, the UK Newco Investment Agreement and the Regulatory Transition Agreement (as defined in the Contribution Agreement).

          "Transferred Employee" means each employee of IMA, IMS or any of their respective Affiliates who is hired by the Company.

          "UK Newco Investment Agreement" means that certain Investment Agreement between the Company and UK Newco, in form and substance satisfactory to PGIO and IMS.

          Section 9.3 Descriptive Headings; Certain Interpretations. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) "or" is not exclusive and "include," "includes" and "including" are not limiting; (b) "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) "date hereof" refers to the date of this Agreement; (d) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented, and all exhibits, appendices, schedules or other attachments thereto; (g) references to a Person are also to its permitted successors and assigns; (h) references to an "Article," "Section," "Clause," "Exhibit" or "Schedule" refer to an Article, Section or Clause of, or an Exhibit or Schedule to, this Agreement; (i) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; (j) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement; and (k) references to monetary amounts shall be denominated in United States Dollars.

          Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

          Section 9.5 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law, in equity or otherwise.

          Section 9.6 Entire Agreement. The Transaction Agreements contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements (including the Original Agreement) and understandings, both written and oral, with respect to the transactions contemplated thereby.

          Section 9.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights or remedies.

          Section 9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

          Section 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 9.10 Arbitration. (a) In the event that a material dispute relating to this Agreement arises between the parties, good faith discussions and negotiations shall be conducted by a designated management representative of each party to resolve such dispute. If such representatives are unable to resolve the dispute within 10 Business Days after the initial request for negotiations at this level, then the matter shall be referred to the most senior executive officer of each party, who shall attempt, through good faith negotiations and discussions, to resolve the dispute within five Business Days immediately following such initial 10 Business Day period. If the dispute is not resolved within the aforementioned five Business Day period, then the matter may be submitted for binding arbitration as provided in Section 9.10(b). This
Section 9.10(a) shall not apply to or limit the right of a party to seek a temporary restraining order or other provisional or permanent remedy to preserve the status quo or to prevent irreparable harm.

          (b) Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, that has not been resolved in accordance with Section 9.10(a) shall be settled by binding arbitration in the following manner:

          (i) If a party intends to commence arbitration to resolve a dispute arising under this Agreement, such party shall provide written notice (the "Arbitration Request") to the other party of such intention and the issues for resolution. Within one Business Day after the receipt of the Arbitration Request, the other party may, by written notice, add additional issues for resolution, provided that such issues are eligible for arbitration under this Section 9.10(b).

          (ii) Arbitration shall be held in New York City, New York under the CPR Rules for Non-Administered Arbitration. The arbitration shall be conducted by three arbitrators who are knowledgeable in the subject matter at issue in the dispute. One arbitrator will be selected by PGIO, one arbitrator will be selected by IMS, and the third arbitrator will be selected by mutual agreement of the two arbitrators selected by the parties. Each party shall submit to such arbitrators its proposed ruling and remedy for each issue that is the subject of arbitration. The arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. Any such award and decision shall reflect the proposed ruling and remedy of one of the parties as to each disputed issue. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive damages, or to reform, modify or materially change this Agreement or any other agreements contemplated hereunder. The arbitrators shall also be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the parties (except for any other remedies set forth in this Agreement). The arbitrators may proceed to an award, notwithstanding the failure of either party to participate in the proceedings. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

          Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          Section 9.12 Nonassignable Contracts. (a) In the event that the transactions contemplated by this Agreement involve the assignment of rights under any contract, agreement, license, claim, or of other rights, assets, or property, which are nonassignable without the consent, authorization or approval of the other party or parties thereto or any other third party (a "Nonassignable Contract"), and such consent, authorization or approval shall not have been obtained by IMS or IMA prior to the Closing Date, then, notwithstanding anything in this Agreement to the contrary (and without relieving IMS or IMA of any liability or obligation it may have under this Agreement), any such Nonassignable Contract shall not be assigned (except any rights to receive payments thereunder) until all such necessary consents, authorizations and approvals with respect to such Nonassignable Contract shall have been obtained, whereupon IMS or IMA shall, without further consideration, promptly assign or cause the assignment of same to the Company.

          (b) Until such time, if any, as all the necessary consents, authorizations and approvals shall have been obtained for the assignment of a Nonassignable Contract, IMS or IMA, at its own expense, shall retain, preserve and hold in trust for the sole benefit of the Company all rights, interests and claims with respect to such Nonassignable Contract from and after the Closing Date. IMS or IMA shall use commercially reasonable efforts to obtain such consents, authorizations and approvals and shall, at the request of PGIO or the Company, use commercially reasonable efforts to take such actions, enter into such arrangements and do or cause to be done such things, as shall be reasonably requested by PGIO or the Company to provide, make available and secure for the Company's benefits all of the funds, income and payments that would have inured to the Company upon an outright assignment of such Nonassignable Contract to the extent permitted by Law and by contract. Except as provided by Law or the Nonassignable Contract in question, the performance obligations of IMS or IMA under such Nonassignable Contract as shall arise both (x) exclusively in respect of periods from and after the date on which the aforesaid funds are so made available thereunder and (y) exclusively in connection with the exploitation of such funds by the Company, shall be deemed to be sublicensed or subcontracted to the Company but only until such time (if any) as the rights under such Nonassignable Contract have been effectively assigned to the Company. IMS and IMA shall pay over to the Company any amounts received by them after the Closing Date in respect of any Nonassignable Contract, and the Company shall pay over to IMS and IMA any amounts paid, or expenses incurred, by them in performing any Nonassignable Contract after the Closing Date.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first herein above written.

                                        INVERNESS MEDICAL SWITZERLAND GMBH


                                        By: /s/ Ron Zwanziger
                                            ------------------------------------
                                        Name: Ron Zwanziger
                                        Title: Manager


                                        PROCTER & GAMBLE INTERNATIONAL
                                        OPERATIONS, SA


                                        By: /s/ Andreas Demmer
                                            ------------------------------------
                                        Name: Andreas Demmer
                                        Title: Director


                                        By: /s/ Claus Michael Lindner
                                            ------------------------------------
                                        Name: Claus Michael Lindner
                                        Title: Director


                                        SPD SWISS PRECISION DIAGNOSTICS GMBH


                                        By: /s/ Geoffrey Jenkins
                                            ------------------------------------
                                        Name: Geoffrey Jenkins
                                        Title: Director

        [Signature Page to Amended and Restated Asset Purchase Agreement]